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Exhibit 2.1

SHARE PURCHASE AGREEMENT

BY AND AMONG

ALTRA INDUSTRIAL MOTION, INC.,

AND

THE PERSONS LISTED IN EXHIBIT A HERETO

Dated as of November 7, 2005

i

5.16	Tangible Personal Property	30
5.17	Intellectual Property	31
5.18	Material Contracts	33
5.19	Employee Benefits Plans	34
5.20	UK Pensions	37
5.21	Employees.	37
5.22	Litigation	39
5.23	Compliance with Laws; Permits and Data Protection	40
5.24	Environmental Matters	41
5.25	Insurance	41
5.26	Inventories	42
5.27	Accounts and Notes Receivable and Payable	42
5.28	Related Party Transactions	42
5.29	Customers and Suppliers	43
5.30	Product Warranty; Product Liability	43
5.31	Banks	43
5.32	Financial and Other Advisors	43
5.33	Insolvency and Winding Up	44
5.34	Competition and Trade Regulation Law	44
5.35	Foreign Corrupt Trade Practices Act	45
5.36	Unusual or Onerous Commitments	45
ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF PURCHASER	47
6.1	Organization and Good Standing	47
6.2	Authorization of Agreement	47
6.3	Conflicts; Consents of Third Parties	47
6.4	Litigation	47
6.5	Investment Intention	48
6.6	Financial Advisors	48
ARTICLE VII	COVENANTS	48
7.1	Access to Information	48
7.2	Conduct of the Business Pending the Closing	48
7.3	Consents	51
7.4	Lease Agreement	51

7.5	Further Assurances	51
7.6	No Shop	51
7.7	Non-Competition; Non-Solicitation; Confidentiality	52
7.8	Preservation of Records	54
7.9	Publicity	54
7.10	Use of Name	54
7.11	Cooperation with Financing	54
7.12	Related-Party Transactions with Non-Management Affiliates	55
7.13	Notification of Certain Matters	55
7.14	Debt	55
7.15	Tax Credits	55
7.16	Updated Disclosure Schedule	56
7.17	Pre-Sale Reorganisation	56
ARTICLE VIII	CONDITIONS TO CLOSING	56
8.1	Conditions Precedent to Obligations of Purchaser	56
8.2	Conditions Precedent to Obligations of Sellers	58
ARTICLE IX	INDEMNIFICATION	58
9.1	Survival of Representations and Warranties	58
9.2	Indemnification	59
9.3	Indemnification Procedures	61
9.4	Limitations on Indemnification for Breaches of Representations and Warranties and pre-Closing Liability not reflected in the Closing Balance Sheet	62
9.5	Indemnity Escrow	63
9.6	Tax Matters	63
9.7	Tax Treatment of Indemnity Payments	65
ARTICLE X	MISCELLANEOUS	65
10.1	Expenses	65
10.2	Specific Performance	65
10.3	Submission to Jurisdiction; Consent to Service of Process	66
10.4	Entire Agreement; Amendments and Waivers	66
10.5	Governing Law	66
10.6	Notices	66
10.7	Severability	67

10.8	Binding Effect; Assignment	67
10.9	Non-Recourse	68
10.10	Rights of Third Parties	68
10.11	Counterparts	68
10.12	Sellers' Representative.	68

Schedules*

Schedule 1.1	List of Assets of Engineered Systems Business
Schedule 1.2	List of individuals for purposes of definition of "Knowledge"
Schedule 1.3	List of Minority Shares
Schedule 1.4	List of dormant Subsidiaries transferred in connection with Pre-Sale Reorganization (PART I) and list of dormant Subsidiaries of the Company (PART II)
Schedule 3.3(a)(i)	Agreed Principles
Schedule 3.3(b)	Form of Closing Balance Sheet, Closing Working Capital Statement, Closing Indebtedness Statement and Closing Cash Statement
Schedule 6.3(a)	No Conflicts
Schedule 7.12	Affiliate Contracts
Schedule 8.1(f)	Required Consents

* Note: The schedules listed here are substantive "deal" schedules and are not the sections or schedules of the Disclosure Schedule.

Exhibits

Exhibit A—List of the Sellers and Shares

Exhibit B—List of all Subsidiaries in the Group and Structure Chart as at the date of this Agreement

Exhibit B-1—List of the Excluded Subsidiaries (following the Pre-Sale Reorganisation)

Exhibit C—Agreed Form of Compromise Agreements

Exhibit D—Agreed Form of Escrow Agreement

Exhibit E—Agreed Form of Lease Agreement

Exhibit F—Agreed Form of Loan Note

Exhibit G—Agreed Form of Metlife Agreement

Exhibit H—BDO Step Paper

Exhibit I—Agreed Form of Transitional Services Agreement

Exhibit J—Agreed form of "Bring-Down" Certificate

Exhibit K—Agreed form of Beagle Agreement

Exhibit L—Disclosure Schedule

Exhibit M—Form of Loan Note Escrow Agreement

v

SHARE PURCHASE AGREEMENT

        This SHARE PURCHASE AGREEMENT is dated as of November 7, 2005 (the "Agreement"), by and among Altra Industrial Motion, Inc., a corporation existing under the laws of the State of Delaware ("Purchaser") and the several persons whose details are set out in Exhibit A (together the "Sellers").

RECITALS

        1.     The Sellers are on the date of this Agreement, the owners of certain shares in the capital of Hay Hall Holdings Limited, a company organized and existing under the laws of England and Wales (registered number 04895052) (the "Company") (as set forth in Exhibit A, Part I) and will, prior to Closing, be the owners of the entire issued share capital of the Company in the proportions set out against their names in Exhibit A, Part II (the "Shares"), which Shares are further designated as "A Shares," "B Shares," and "C Shares", as more specifically set forth on Exhibit A.

        2.     The Company and its direct or indirect subsidiaries (listed on Exhibit B (the "Subsidiaries") together with the Company (the "Group")) are principally engaged in the business of designing, manufacturing and supplying industrial brakes, couplings and clutches for a variety of industrial motion control applications (the "Business").

        3.     Sellers desire to sell the Shares with full title guarantee and free from any Lien to Purchaser (or its designated Affiliate or Affiliates), and Purchaser (or its designated Affiliate or Affiliates) desires to purchase from Sellers, the Shares with all rights attaching to the Shares for the purchase price and upon the terms and conditions hereinafter set forth, and thereby directly acquire 100% legal and beneficial ownership of the Company and, as a result, direct or indirect legal and beneficial ownership of the Subsidiaries of the Company set forth on Exhibit B (other than the Excluded Subsidiaries set forth on Exhibit B-1).

        4.     Certain terms used in this Agreement are defined in Section 1.1:

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

        1.1   Certain Definitions.

        (a)   For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

        "Accounts Date" means 31st December 2004.

        "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

        "Affiliated Group" means any group of entities that files any Tax Returns or pays any Taxes, or is required to file any Tax Returns or to pay any Taxes, on a combined, consolidated or unitary basis.

        "Antitrust Laws" means any Laws, Orders or administrative or judicial doctrines that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

        "Baldrey Consultancy Agreement" means the consultancy agreement to be entered into by the Company and Philip Baldrey at or immediately prior to the Closing.

        "Bank Debt" means the sums specified by Bank of Scotland as being the amount due or owing to it at the Closing Date in relation to the repayment of all monies lent to the Group under existing banking facilities.

        "Bank of Scotland" means the Governor and the Company of the Bank of Scotland.

        "Beagle Agreement" means the agreement in the agreed form set forth as Exhibit K, pursuant to which the Company will acquire certain shares in the capital of The Hay Hall Group Limited from Beagle Assets LLC.

        "Business Day" means any day of the year on which national banking institutions in London are open to the public for conducting business and are not required or authorized to close.

        "Cash and Cash Equivalents" means cash and bank deposits as reflected in bank statements, short term investments and certificates of deposit less the amounts of any unpaid checks, drafts and wire transfers issued, in each case by the Company or its Subsidiaries, on or prior to the date of determination, calculated on a basis consistent with the preparation of the Financial Statements, and as set forth in the Closing Balance Sheet and the Closing Cash Statement excluding any amounts subject to set off arrangements within the Bank of Scotland working capital facility.

        "Closing Cash" means the Cash and Cash Equivalents of the Company and its Subsidiaries as of the open of business on the Closing Date.

        "Closing Indebtedness" means the Indebtedness of the Company and its Subsidiaries as of the open of business on the Closing Date, including, without limitation, the Bank Debt and any payments related to or arising from or made by, or for the benefit of, the Company or any Subsidiary, in connection with The Hay Hall Group Pension Scheme, the Employee Bonuses and the sale of certain shares in the capital of The Hay Hall Group Limited as contemplated by the Metlife Agreement and the Beagle Agreement (including any applicable stamp duty and stamp duty reserve taxes related thereto) and the deferred consideration payable by Huco Engineering Industries Limited pursuant to the Dynatork Acquisition, whether such payments are funded by the Company's existing banking facilities or otherwise.

        "Code" means the United States Internal Revenue Code of 1986, as amended.

        "Companies Act" means the Companies Act 1985 (as amended).

        "Company's Transaction Expenses" shall mean the aggregate amount of all Employee Bonuses and all fees and expenses of the brokers, counsel, accountants, investment banks and other advisors as set forth on Schedule 5.32 of the Disclosure Schedule incurred on behalf of the Company or the Subsidiaries in connection with, or in contemplation of, the transactions contemplated by this Agreement, and representing all fees and expenses due to such brokers, counsel, accountants, investment banks and other advisors through the Closing Date; it being understood that any Company's Transactions Expenses that are not paid by the Company or the Subsidiaries prior to the Closing Date shall be treated as the Company's Indebtedness for purposes of the Agreement.

        "Compromise Agreements" means the compromise agreements in the agreed form to be entered into by Philip Baldrey and Roger Burdett with The Hay Hall Group Limited at or immediately prior to the Closing, attached hereto as Exhibit C.

        "Contract" means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

        "Corporate Insolvency Event" means, in relation to any company or partnership, that:

          (i)    it stops or suspends or threatens, or announces an intention to stop or suspend, payment of its debts;

          (ii)   it is, for the purpose of section 123 of the Insolvency Act 1986 (on the basis that the words "proved to the satisfaction of the court" are deemed omitted from sections 123(1)(e) and 123(2) of that Act) or any other applicable law, deemed to be insolvent or unable, or admits its inability, to pay its debts as they fall due or becomes insolvent or a moratorium is declared in relation to any of its Indebtedness;

          (iii)  any encumbrancer takes possession of, or a receiver, administrative receiver or administrator or similar officer is appointed over or in relation to, all or any material part of its assets;

          (iv)  a meeting is convened, an application is made or any other step is taken, or any notice is given of the intention to convene a meeting or take any other step, for the purpose of appointing a receiver, administrative receiver or other similar officer of or in relation to it;

          (v)   an application is made or any other such document is issued, a meeting is convened, or any other step is taken, or any notice is given of the intention to convene a meeting or take any other step, for the purpose of appointing an administrator or other similar officer of, or for the making of an administration order in relation to it;

          (vi)  it convenes a meeting of its creditors generally or takes any step with a view to a moratorium or proposes or makes any arrangement or composition with, or any assignment for the benefit of, its creditors generally;

          (vii) it proposes or enters into any negotiations for or in connection with the rescheduling, restructuring or re-adjustment of any Indebtedness by reason of, or with a view to avoiding, financial difficulties;

          (viii) (other than in connection with a solvent reorganization) any meeting is convened for the purpose of considering any resolution for (or to petition for) its winding up or any such resolution is passed;

          (ix)  a petition or any other such document is presented or an order is made for its winding up (other than a frivolous or vexatious petition, or any other such document, dismissed, withdrawn or discharged within 14 days of being presented or any other petition which is contested on bona fide grounds and dismissed, withdrawn or discharged prior to the winding-up order being made);

          (x)   a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or against all or any part of its assets in respect of Indebtedness exceeding $50,000 (or its equivalent) in aggregate at any time and which is not discharged within 14 days of such act;

          (xi)  any order is made, any resolution is passed or any other action is taken for the suspension of payments by it, or protection from its creditors; or

          (xii) there occurs in relation to it or any of its assets in any country or territory in which it is incorporated or carries on business or to the jurisdiction of whose courts it or any of its assets is subject any event which corresponds in that country or territory with or is equivalent or analogous to any of those mentioned in paragraphs (i) to (xi) (inclusive) of this definition.

        "Deed of Termination" means the deed of termination in the agreed form to be entered into by Bibby Group Limited and Paul Selini in respect of the put and call option agreement relating to shares in Bibby Group Limited dated 2 July 1999.

        "Dynatork Acquisition Agreement" means the agreement dated 31 July 2005 between Ian Thompson and others and Huco Engineering Industries Limited relating to the sale and purchase of the entire issued share capitals of Dynatork Limited and Dynatork Air Motors Limited.

        "Employee Bonuses" means the payments to be made to certain employees by the Company or a Subsidiary, which payments are more particularly described on Schedule 5.21(a) of the Disclosure Schedule provided that, for the purposes of identifying the amount of any Employee Bonuses for any of the purposes of this Agreement, the amount of any Employee Bonus shall include the amount of any payment made to the employee or employees concerned (before taking account of any requirement to deduct any applicable taxes or national insurance contributions) together with any national insurance contributions which the Company or Subsidiary concerned must account for to any Taxing Authority other than those which fall to be deducted from any payment made to the employee concerned and accounted for accordingly. It shall be understood for the purposes of this definition that the aggregate amount of the Employee Bonuses shall be treated as the Company's Indebtedness for purposes of the Agreement to the extent that the Employee Bonuses are not paid from the Company's existing banking facilities.

        "Engineered Systems Business" means the business of the engineered systems division of Matrix International Limited, with the assets set forth on Schedule 1.1 constituting the assets used exclusively in the Engineered Systems Business.

        "Environmental Costs and Liabilities" means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, costs and expenses relating to any such matter(including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order or agreement with any Governmental Body or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

        "Environmental Law" means any applicable United Kingdom, foreign, United States federal, state or local statute, regulation, ordinance, rule of common law or other legal requirement or code of practice or published guidance, in any such case, having the force of law, in any way relating to the protection of human health and safety, the environment or natural resources, or the condition of the workplace or the generation, transportation, storage or disposal of any Hazardous Materials, including, without limitation, the Environmental Protection Act 1990, the Pollution Prevention and Control Act 1999 and the Water Resources Act 1991, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and any analogous laws in Germany, Sweden, India and South Africa, as each has been or may be amended and the regulations promulgated pursuant thereto.

        "Environmental Permit" means any Permit required by Environmental Laws for the operation of the Company and the Subsidiaries.

        "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

        "Escrow Agent" means such party serving as escrow agent to Purchaser and Sellers pursuant to the Escrow Agreement, as set forth therein.

        "Escrow Agreement" means that certain Escrow Agreement, dated as of the Closing Date, by and among Purchaser, Sellers and the Escrow Agent, in substantially the form attached hereto as Exhibit D.

        "Excluded Subsidiaries" shall mean such Subsidiaries of the Company that, following the consummation of the transactions contemplated by the Pre-Sale Reorganisation, will no longer be Subsidiaries of the Company as of the Closing, as more specifically set forth on Exhibit B-1.

        "GAAP" means generally accepted accounting principles in the United Kingdom as of the date hereof.

        "Governmental Body" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether in the United Kingdom, United States federal, state, local or foreign, national or supranational, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

        "Hay Hall Leicester Loan" means the outstanding loan between Hay Hall Leicester Limited and The Hay Hall Group Limited.

        "Hazardous Material" means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as "hazardous," "toxic," "pollutant," "contaminant," "radioactive," or words of similar meaning or effect, including without limitation, petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation.

        "ICTA" means the Income and Corporation Taxes Act 1988.

        "Indebtedness" of any Person means, without duplication, (i) the outstanding principal, accrued and unpaid interest, prepayment and redemption premium (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP (not of any unamortized financing costs relating to such leases); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction; (v) the liquidation value, accrued and unpaid dividends and prepayment or redemption premium (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock of such Person; (vi) all obligations of the type referred to in clauses (i) through (v) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations (but excluding guarantees issued by Bank of Scotland on the Group's behalf in the Ordinary Course of Business as the same are more specifically set forth on Schedule 5.18(a) of the Disclosure Schedule); and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

        "Intellectual Property" means all intellectual property rights owned or used by the Company and the Subsidiaries arising from or in respect of the following, whether protected, created or arising under the laws of the United States, the United Kingdom or any other jurisdiction and whether registered or unregistered and including applications for the grant of any such rights and any and all forms of protection having equivalent or similar effect including: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, and all similar rights arising under the Laws of any jurisdiction (collectively, "Patents"), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, "Marks"), (iii) copyrights and registrations and applications therefor, database rights, works of authorship, moral rights and mask work rights (collectively, "Copyrights"), (iv) discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals of the Company and the Subsidiaries, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, "Trade Secrets"), (v) rights in designs and registered designs (collectively "Designs"), and (vi) all Software and Technology owned or used by the Company and the Subsidiaries.

        "Intellectual Property Licenses" means (i) any grant to a third Person of any right to use any of the Intellectual Property, and (ii) any grant to the Company or any Subsidiary of a right to use a third Person's intellectual property rights included in the Intellectual Property.

        "IRS" means the United States Internal Revenue Service and to the extent relevant, the United States Department of Treasury.

        "Knowledge" means, with respect to any Person that is not an individual, the actual knowledge after reasonable inquiry of such Person's directors and executive officers and all other officers and managers having responsibility for the applicable matter or, in the case of the Sellers, actual knowledge after reasonable inquiry of the individuals listed on Schedule 1.2.

        "Key Employees" means a person (i) who is or was engaged or employed by any member of the Group, at any time during the 12 month period immediately preceding the Closing Date, in a managerial, supervisory, technical or sales capacity, or (ii) who is or was engaged or employed by any member of the Group, at any time during the 12 month period immediately preceding the Closing Date, as an employee, director or consultant earning more than £50,000 per annum.

        "Law" means any foreign, United Kingdom, United States federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement.

        "Lease Agreement" means the certain lease agreement, dated as of the Closing Date, by and among Purchaser, Matrix International Limited (f/k/a Matrix Engineering Limited) and Matrix Engineered Systems Limited (f/k/a Matrix International Limited), in substantially the form attached hereto as Exhibit E.

        "Legal Proceeding" means any judicial, administrative or arbitral actions, suits, investigations, proceedings or claims by or before a Governmental Body.

        "Liability" means any debt, loss, damage, adverse claim, liability or obligation of whatever nature, and including all costs and expenses relating thereto.

        "Lien" means any lien, pledge, mortgage, deed of trust, security interest or charge, and, in addition, in respect of the Shares only, any claim or transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever, having similar effect.

        "Loan Notes" means the unsecured loan notes due 2006 to be issued by the Purchaser or its designated Affiliate to the Sellers pursuant to this Agreement in the form attached hereto as Exhibit F.

        "Loan Note Escrow Agreement" means the agreement in substantially the form set out in Exhibit M to be entered into between the escrow agent (named therein), the issuer of the Loan Notes and the Sellers.

        "Loan Note Redemption Amount" means the amount in Dollars equal to the sum of £3,000,000.

        "Material Adverse Effect" means (i) a material adverse effect on the business, assets, properties, trading position or profit or condition (financial or otherwise) of the Company or the Subsidiaries or (ii) any condition or event or series of events that results in, or could reasonably be expected to result in, Liability to the Company or any Subsidiary of $1,000,000 or more; provided, however, that a Material Adverse Effect shall not include an effect resulting from a change (a) in applicable laws, (b) in economic, business or financial market conditions generally, so long as such conditions do not disproportionately affect the Company and its Subsidiaries (in comparison to the industry in general), or (c) due to acts of terrorism that do not directly affect the Business, the Company or its Subsidiaries.

        "Metlife Agreement" means the agreement in the agreed form set forth as Exhibit G, pursuant to which the Company will acquire certain shares in the capital of The Hay Hall Group Limited from Metropolitan Life Insurance Company.

        "Minority Shares" means those Shares identified on Schedule 1.3, which as at the date of this Agreement are owned by PPMC Nominees Limited, Stuart Wallis and David Baker.

        "Minority Share Purchase Agreements" means those certain agreements in the agreed form, pursuant to which the Sellers have agreed to purchase the Minority Shares from PPMC Nominees Limited, Stuart Wallis and David Baker respectively.

        "Nyquist Consultancy Agreement" means the consultancy agreement to be entered into by Inertia Dynamics, Inc. and Inertia Dynamics, LLC (or such other corporate entity reasonably acceptable to the Purchaser) at or immediately prior to the Closing in respect of the provision of certain services by Steve Nyquist to Inertia Dynamics, Inc.

        "Order" means any order, injunction, judgment, decree, ruling, writ, enforcement or prohibition notice, assessment or arbitration award of a Governmental Body.

        "Ordinary Course of Business" means the ordinary and usual course of day-to-day operations of the Business through the date hereof consistent with past practice.

        "Permits" means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body or otherwise.

        "Permitted Exceptions" means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances specifically and fairly disclosed in the Disclosure Schedule in respect of policies of title insurance that have been delivered to Purchaser; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor on the Balance Sheet in accordance with GAAP; (iii) mechanics', carriers', workers', and repairers' Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the Company Property so encumbered and that are not resulting from a breach, default or violation by the Company or any of the Subsidiaries of any Contract or Law; and (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated.

        "Person" means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

        "Pre-Sale Reorganisation" means the following transactions, as more specifically set forth in the BDO Step Paper set forth as Exhibit H: (i) the transfer by Matrix International Limited (registered number 356189) of certain assets directly held by Matrix International Limited (and excluding the Shares of MEL Holdings Inc. and the assets relating to the Engineered Systems Business (as specifically set forth on Schedule 1.1) but including the Shares of Matrix International GmbH) to Matrix Engineering Limited (registered number 3690656); (ii) the transfer by The Hay Hall Group Limited or any of the other Subsidiaries to Matrix International Limited of all of the capital stock of the Company's dormant Subsidiaries set forth on Schedule 1.4, Part I and the novation of the Hay Hall Leicester Loan; (iii) the transfer of certain of the assets, and, with the exception of (i) Environmental Costs and Liabilities arising out of or related to, or in connection with the Seller's previously-owned real estate property located at 134 & 146 Powder Mill Rd., Collinsville, CT, 06070, and (ii) certain Tax Liabilities, all of the liabilities, of Inertia Dynamics Inc. to Inertia Dynamics LLC (or such other corporate entity reasonably acceptable to the Purchaser), a newly formed wholly owned Subsidiary of The Hay Hall Group Limited (the "US Hive Across"); (iv) the subsequent transfer of Matrix International Limited to the Sellers such that immediately following the Pre-Sale Reorganisation, Matrix Engineered Systems Limited (f/k/a Matrix International Limited) will no longer be a member of the Group; (v) the change of names of Matrix International Limited and Matrix Engineering Limited; (vi) the change of name of Inertia Dynamics Inc. to MEL Inc.; and (vii) the guarantee by Matrix Engineered Systems Limited (f/k/a Matrix International Limited) of the obligations of its wholly owned subsidiary Inertia Dynamics Inc.

        "Registered Intellectual Property" means all Intellectual Property in respect of which applications for registration have been made or registrations have been obtained anywhere in the world.

        "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

        "Remedial Action" means all actions to (i) clean up, remove, treat or in any other way address any Hazardous Material, the presence of which violates Environmental Laws; (ii) prevent the unauthorized Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of noncompliance with Environmental Laws.

        "RTPA" means the Restrictive Trade Practices Act 1976.

        "Sellers' Transaction Expenses" shall mean the fees and expenses of the brokers, counsel, accountants, investment banks and other advisors incurred on behalf of the Sellers in connection with, or in contemplation of, the transactions contemplated by this Agreement, and representing all fees and expenses due to such brokers, counsel, accountants, investment banks and other advisors through the Closing Date.

        "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) documentation including user manuals and other training documentation related to any of the foregoing.

        "Subsidiary" means any Person of which a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by the Company.

        "Tax" or "Taxes" means (i) all United States federal, state, local, foreign or United Kingdom taxes, charges, fees, duties, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

        "Taxing Authority" means any Governmental Body responsible for the administration of any Tax.

        "Tax Return" means any return, report or statement filed or required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities.

        "Technology" means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used by the Company or any Subsidiary.

        "Transitional Services Agreement" means the certain transitional services agreement, dated as of the Closing Date, by and among Matrix International Limited (f/k/a. Matrix Engineering Limited) and Matrix Engineered Systems Limited (f/k/a Matrix International Limited), in substantially the form attached hereto as Exhibit I.

        "Transfer Taxes" means all sales, use, stamp, documentary, filing, recording, transfer or similar Taxes imposed by any Taxing Authority including (without limitation) United Kingdom stamp duty and stamp duty reserve tax.

        "US/UK Exchange Rate" means the exchange rate calculated based upon One British Pound to US Dollars.

        "WARN" means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

        "Terms Defined Elsewhere in this Agreement." For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
A Shares	Recitals
Actual Closing Position	3.3(b)(v)(B)
Adjustment Escrow Account	3.2(c)
Adjustment Escrow Amount	3.3(b)(vi)
Agreed Principles	3.3(a)(i)
Agreement	Recitals
Arbiter	3.3(b)(iii)
B Shares	Recitals
Balance Sheet	5.11(a)
Balance Sheet Date	5.11(a)

Basket	9.4(a)
Business	Recitals
C Shares	Recitals
Cap	9.4(b)
Cash Consideration	3.1(c)
Closing	4.1
Closing Date	4.1
Closing Balance Sheet	3.3(b)(ii)
Closing Indebtedness Statement	3.3(b)(ii)
Closing Working Capital	3.3(b)(i)
Closing Working Capital Statement	3.3(b)(ii)
Company	Recitals
Company Marks	7.10
Company Permits	5.23(b)
Company Plans	5.19(a)
Company Property (ies)	5.15(a)
Confidential Information	7.7(c)
Copyrights	1.1 (in Intellectual Property definition)
Debt Determination Date	7.14
Designs	1.1 (in Intellectual Property definition)
Disclosure Schedule	Article V preamble to Part II
Employees	5.19(a)
ERISA Affiliate	5.19(a)
Estimated Closing Balance Sheet	3.3(a)(i)
Estimate Closing Working Capital	3.3(a)(i)
Estimate Working Capital Shortfall	3.3(a)(ii)
Financial Statements	5.11(a)
Financing	7.11
Group	Recitals
Included Current Assets	3.3(b)(i)
Included Current Liabilities	3.3(b)(i)
Indemnification Claim	9.3(b)
Indemnity Escrow Account	3.2(c)
Indemnity Escrow Amount	9.5
Loss(es)	9.2(a)
Marks	1.1 (in Intellectual Property definition)
Material Contracts	5.18(a)
Multiemployer Plan	5.19(a)
Net Closing Position	3.3(a)(iii)
Nondisclosure Agreement	7.1
Owned Property (ies)	5.15(a)
Patents	1.1 (in Intellectual Property definition)
Personal Property Leases	5.16(b)
Proprietary Information	7.1
Purchase Price	3.1
Purchaser	Recitals
Purchaser Documents	6.2
Purchaser Indemnified Parties	9.2(a)
Purchaser's Negative Deficit	3.3(b)(v)(B)(b)
Purchaser's Positive Surplus	3.3(b)(v)(B)(d)

Real Property Lease(s)	5.15(a)
Related Persons	5.28
Restricted Business	7.7(a)
Securities Act	6.5
Seller Documents	5.1(a)
Seller Indemnified Parties	9.2(c)
Seller's Negative Deficit	3.3(b)(v)(B)(a)
Seller's Positive Surplus	3.3(b)(v)(B)(c)
Sellers' Representative	10.12
Sellers	Recitals
Straddle Period	9.6(c)
Shares	Recitals
Sub-Basket	9.4(a)
Subsidiaries	Recitals
Survival Period	9.1
Target Working Capital	3.3(a)(ii)
Tax Credit	7.15
Termination Date	4.3(a)
Title IV Plans	5.19(a)
Trade Secrets	1.1 (in Intellectual Property definition)
Updated Disclosure Schedule	Article V preamble to Part II

        (b)   Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

        Agreed Form. Any references to documents in the "agreed form" are to that document agreed to and initialed for the purposes of identification by or on behalf of the parties.

        Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

        Dollars and Pounds. Any reference in this Agreement to $ shall mean U.S. Dollars, and any reference in this Agreement to £ shall mean British Pounds. For purposes of Article V (Representations and Warranties of Sellers), Section 7.2 (Conduct of the Business Prior to Closing) and Article IX (Indemnification), any U.S. Dollar amounts referenced therein shall be deemed to be equivalent to an amount of British Pounds, as calculated based upon an assumed U.S./UK Exchange Rate of £1.0/$1.80. In addition, for purposes of Section 3.1 and Section 3.3 (Purchase Price Adjustment), any British Pound amounts referenced therein shall be deemed to be equivalent to an amount of U.S. Dollars, as calculated based upon, the U.S./UK Exchange Rate as announced by The Wall Street Journal, Eastern Edition, as of the Closing Date for purposes of adjusting the Purchase Price.

        Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

        Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

        Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any "Section" are to the corresponding Section of this Agreement unless otherwise specified.

        Herein. The words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

        Including. The word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

        Obligations. All obligations of the Sellers under this Agreement including any liability in respect of any claims or any other breach of this Agreement are joint and several, other than warranties provided in Part I of Article V and the obligations set forth in Section 7.7, which shall be several only.

ARTICLE II

SALE AND PURCHASE OF SHARES

        2.1    Sale and Purchase of Shares.    Upon the terms and subject to the conditions contained herein, on the Closing Date, each Seller agrees to sell, or cause the sale, with full title guarantee, transfer and deliver to Purchaser (or its designated Affiliate or Affiliates), free from any Lien, and Purchaser agrees to, or cause its designated Affiliate or Affiliates to, purchase, accept and acquire from each Seller, the Shares set forth next to such Seller's name on Exhibit A,Part II together with all rights attaching to the Shares.

        2.2    Waiver of Preemption.    The Sellers waive and agree to procure the waiver of any restrictions on transfer (including preemption rights) which may exist in relation to the Shares under the Articles of Association of the Company or otherwise.

ARTICLE III

PURCHASE PRICE

        3.1    Purchase Price.    The aggregate purchase price to be paid by the Purchaser (or a designated Affiliate or Affiliates of the Purchaser) for the Shares shall be $50,500,000 less the Closing Indebtedness of the Company and its Subsidiaries as of the Closing Date (the "Purchase Price") and subject to adjustment as provided in Section 3.3.

        (a)   Subject to Section 3.1(d), the consideration for the A Shares will be the payment by the Purchaser (or a designated Affiliate or Affiliates of the Purchaser) of a cash amount representing 7.59% of the Purchase Price, subject to adjustment as provided in Section 3.3, as set forth on Exhibit A, Part II.

        (b)   Subject to Section 3.1(d), the consideration for the B Shares will be as follows:

          (i)    the payment by the Purchaser (or a designated Affiliate or Affiliates of the Purchaser) of a cash amount representing 70.61% of the Purchase Price less the Loan Note Redemption Amount, subject to adjustment as provided in Section 3.3, as set forth on Exhibit A, Part II; and

          (ii)   the issue by whichever of the Purchaser or the designated Affiliate of the Purchaser who acquires the B Shares of the Loan Notes in the agreed proportions as set forth on Exhibit A,

  Part II with an aggregate principal amount for all Loan Notes equal to the Loan Note Redemption Amount.

        (c)   Subject to Section 3.1(d), the consideration for the C Shares will be the payment by the Purchaser (or a designated Affiliate or Affiliates of the Purchaser) of a cash amount representing 21.8% of the Purchase Price as set forth on Exhibit A, Part II (together with the amounts payable under Sections 3.1(a) and 3.1(b)(i) above, the "Cash Consideration").

        (d)   If the US/UK Exchange Rate is greater than £1.0/$1.83 as announced by The Wall Street Journal, Eastern Edition on the Closing Date, the Cash Consideration will be increased by $250,000 in accordance with the relative percentages set forth in Sections 3.1(a), 3.1(b)(i) and 3.1(c) above, subject to adjustment as provided in Section 3.3. If the US/UK Exchange Rate is lower than £1.0/$1.75 as announced by The Wall Street Journal, Eastern Edition on the Closing Date, the Cash Consideration will be decreased by $250,000 in accordance with the relative percentages set forth in Sections 3.1(a), 3.1(b)(i) and 3.1(c) above, subject to adjustment as provided in Section 3.3.

        3.2    Payment of Purchase Price.

  (a)
  On the Closing Date, Purchaser shall, or shall cause its designated Affiliate or Affiliates to, pay the Cash Consideration, less the sum of (i) the Adjustment Escrow Amount, and (ii) the Indemnity Escrow Amount, to the Sellers by wire transfer of immediately available funds into accounts designated in writing by the Sellers not less than three Business Days prior to the Closing Date and allocated among the Sellers as set forth on Exhibit A, Part II.

        (b)   On the Closing Date, Purchaser (or whichever designated Affiliate of Purchaser acquires the B Shares) shall issue to the Sellers the Loan Notes in the agreed proportions as set forth on Exhibit A, Part II.

        (c)   On the Closing Date, Purchaser shall, or shall cause its designated Affiliate or Affiliates to, pay in cash payable by wire transfer of immediately available funds (i) the Indemnity Escrow Amount to the Escrow Agent for deposit into the account designated by the Escrow Agent (the "Indemnity Escrow Account"), (ii) the Adjustment Escrow Amount to the Escrow Agent for deposit into the account designated by the Escrow Agent (the "Adjustment Escrow Account"), and (iii) the Loan Note Redemption Amount to Escrow Agent for deposit into the account designated by Escrow Agent to be held pending redemption of the Loan Notes on the terms of the Loan Note Escrow Agreement.

        3.3    Purchase Price Adjustment.

        (a)   Closing Date Purchase Price Adjustment.

        (i)    Not later than three (3) Business Days prior to the Closing Date, the Sellers' Representative shall provide Purchaser with an estimated balance sheet of the Company and the Subsidiaries as of the open of business on the Closing Date (the "Estimated Closing Balance Sheet"), a statement of the estimated Closing Working Capital (as defined in Section 3.3(b)(i) below), derived from the Estimated Closing Balance Sheet ("Estimated Closing Working Capital"), a statement of the estimated Indebtedness of the Company as of the open of business on the Closing Date, derived from the Estimated Closing Balance Sheet (the "Estimated Closing Indebtedness"), and a statement of the estimated Cash and Cash Equivalents of the Company as of the open of business on the Closing Date (the "Estimated Closing Cash"), each in the form set out in Schedule 3.3(b). The Estimated Closing Balance Sheet, Estimated Closing Working Capital, Estimated Closing Indebtedness and Estimated Closing Cash shall be prepared by the Sellers in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation and accrual methodologies that were used in the preparation of the Company's audited Financial Statements for the most recent fiscal year end as if such Estimated Closing Balance Sheet, Estimated Closing Working Capital, Estimated Closing Indebtedness and

Estimated Closing Cash were being prepared and audited as of a fiscal year end, subject to the accounting principles set forth on Schedule 3.3(a)(i) (the "Agreed Principles").

        (ii)   If Estimated Closing Working Capital is less than Target Working Capital, the Cash Consideration payable at the Closing will be decreased by the difference between Estimated Closing Working Capital and Target Working Capital (the "Estimated Working Capital Shortfall"). If Estimated Closing Working Capital is greater than Target Working Capital, no adjustment to the Cash Consideration payable at the Closing shall be made. "Target Working Capital" shall mean £9,300,000.

        (iii)  The provisions set forth below shall be used in determining any further payments that may be due in accordance with the provisions of this Section 3.3:

Estimated Closing Indebtedness	(X)
Plus: Estimated Closing Cash	Y
Net Closing Position	Z
Actual Closing Position	S

        At the Closing, the Estimated Closing Indebtedness ((X)) shall be netted off against the Estimated Closing Cash (Y) to arrive at the Company's net closing position (Z) (the "Net Closing Position"). If Z is a negative number, the Cash Consideration payable at the Closing shall be reduced by such an amount as is necessary to bring Z to zero. If Z is a positive number, the Cash Consideration payable at the Closing shall be increased by the difference between zero and Z. For the avoidance of doubt if Z is zero no payment will be due.

        (b)   Post-Closing Date Purchase Price Adjustment.

        (i)    Following the Closing, the Cash Consideration shall be adjusted as provided herein to reflect the difference between Closing Working Capital and Estimated Closing Working Capital (provided that such difference, if payable to Sellers, shall not exceed the Estimated Closing Working Capital Shortfall). "Closing Working Capital" means (A) the consolidated Included Current Assets of the Company and the Subsidiaries, less (B) the consolidated Included Current Liabilities of the Company and the Subsidiaries, determined as of the open of business on the Closing Date. "Included Current Assets" means accounts receivable, inventory, deposits and prepaid expenses, but excluding (i) deferred tax assets and receivables from any of the Company's Affiliates, directors, employees, officers or Stockholders and any of their Affiliates, and (ii) accounts receivable, inventory, deposits and prepaid expenses of the Engineered Systems Business, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company's audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end, subject to the Agreed Principles and in the form set out in Schedule 3.3(b). "Included Current Liabilities" means accounts payable, accrued Taxes (other than corporate taxes identified in the Closing Indebtedness Statement) and accrued expenses, but excluding (i) deferred tax liabilities, (ii) payables to any of the Subsidiaries being transferred with the Engineered Systems Business to the Sellers pursuant to the Pre-Sale Reorganisation, and (iii) the current portion of long term debt, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company's audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end, subject to the Agreed Principles and in the form set out in Schedule 3.3(b).

        (ii)   Within 60 days following the Closing Date, Purchaser shall deliver to the Sellers' Representative (a) a balance sheet of the Company and the Subsidiaries as of the open of business on the Closing Date (the "Closing Balance Sheet"), (b) a statement of Closing Working Capital derived from the Closing Balance Sheet (the "Closing Working Capital Statement"), (c) a statement of Closing

Indebtedness (the "Closing Indebtedness Statement"), and (d) a statement of Closing Cash (the "Closing Cash Statement"), each in the form set out in Schedule 3.3(b). The Closing Balance Sheet, the Closing Working Capital Statement, the Closing Indebtedness Statement and the Closing Cash Statement shall be prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company's Financial Statements for the most recent fiscal year end as if such Closing Balance Sheet was as of a fiscal year end, subject to the Agreed Principles.

        (iii)  Acceptance of Statements; Dispute Procedures. The Closing Balance Sheet, the Closing Working Capital Statement (and the computation of Closing Working Capital indicated thereon), the Closing Indebtedness Statement (and the computation of Closing Indebtedness indicated thereon) and the Closing Cash Statement (and the computation of Closing Cash indicated thereon) delivered by Purchaser to the Sellers' Representative shall be conclusive and binding upon the parties unless the Sellers' Representative, within 20 Business Days after delivery to the Sellers' Representative of the Closing Balance Sheet, the Closing Working Capital Statement, the Closing Indebtedness Statement and the Closing Cash Statement, notifies Purchaser in writing that the Sellers' Representative disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefor. The parties shall in good faith attempt to resolve any dispute, in which event the Closing Balance Sheet, the Closing Working Capital Statement (and the computation of Closing Working Capital indicated thereon), the Closing Indebtedness Statement (and the computation of Closing Indebtedness indicated thereon) and the Closing Cash Statement (and the computation of Closing Cash indicated thereon), as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties. If the parties do not reach agreement in resolving the dispute within 20 Business Days after notice is given by the Sellers' Representative to Purchaser pursuant to the second preceding sentence, the parties shall refer the dispute to a firm of independent chartered accountants which is mutually agreeable to the parties (the "Arbiter") for resolution. If the parties cannot agree on the selection of a firm of independent chartered accountants to act as Arbiter, the parties shall request the president of the Institute of Chartered Accountants in England and Wales for the time being to appoint such a firm, and such appointment shall be conclusive and binding on the parties. Promptly, but no later than 20 Business Days after acceptance of its appointment as Arbiter, the Arbiter shall determine (it being understood that in making such determination, the Arbiter shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Purchaser and the Sellers' Representative, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of the Closing Working Capital, the Closing Indebtedness and the Closing Cash which shall be conclusive and binding on the parties. All proceedings conducted by the Arbiter shall take place in the city of London. In resolving any disputed item, the Arbiter (a) shall be bound by the provisions of this Section 3.3 and (b) may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party. The fees, costs and expenses of the Arbiter (1) shall be borne by Purchaser and Sellers in such proportions as finally determined by the Arbiter.

        (iv)  The Purchaser shall procure that the Sellers and their accountants and the Sellers shall procure that the Purchaser and its accountants, subject first to having received 48 hours' written notice of their intention to do so, are afforded reasonable access at reasonable times to the accounting records and other information of the other required for the production and review of the Closing Working Capital Statement, Closing Indebtedness Statement, and Closing Cash Statement. For the avoidance of doubt, there shall be no obligation on the Purchaser or the Sellers to disclose to the other their internal papers relating to the preparation and review of the Closing Working Capital Statement, Closing Indebtedness Statement, and Closing Cash Statement.

        (v)   Payment.

        (A)  Upon final determination of the Closing Working Capital, as provided in Section 3.3(b)(iii) above, (A) if Closing Working Capital is greater than Estimated Closing Working Capital, Purchaser shall promptly, but no later than five (5) Business Days after such final determination, pay the amount of such difference, together with interest thereon from the Closing Date to the date of payment thereof, to be distributed to the Sellers, provided, however, that in no event shall such payment exceed the amount of the Estimated Closing Working Capital Shortfall, and (B) if Closing Working Capital is less than Estimated Closing Working Capital, the Sellers shall promptly, but no later than five (5) Business Days after such final determination, pay to Purchaser the amount of such difference in cash, together with interest thereon from the Closing Date to the date of payment thereof as determined below.

        (B)  Upon final determination of the Closing Indebtedness and the Closing Cash, as provided in Section 3.3(b)(iii) above, the Closing Indebtedness shall be netted off against the Closing Cash to arrive at the Company's actual closing position (the "Actual Closing Position"):

        (a)   to the extent that S is a negative amount greater than Z in absolute terms (the "Sellers' Negative Deficit") then the Sellers shall promptly, but no later than five (5) Business Days after determination of the Actual Closing Position, pay the Sellers' Negative Deficit, together with interest thereon from the Closing Date to the date of payment thereof, to Purchaser;

        (b)   to the extent S is a negative amount less than Z in absolute terms (the "Purchaser's Negative Deficit") then the Purchaser shall promptly, but no later than five (5) Business Days after determination of the Actual Closing Position, pay the Purchaser's Negative Deficit together with interest thereon from the Closing Date to the date of payment thereof, to the Sellers;

        (c)   to the extent S is a positive amount greater than Z (the "Seller's Positive Surplus") then the Purchaser shall promptly, but no later than five (5) Business Days after determination of the Actual Closing Position, pay the Seller's Positive Surplus together with interest thereon from the Closing Date to the date of payment thereof, to the Sellers; or

        (d)   to the extent S is a positive amount less than Z (the "Purchaser's Positive Surplus") then the Sellers shall promptly, but no later than five (5) Business Days after determination of the Actual Closing Position, pay the Purchaser's Positive Surplus together with interest thereon from the Closing Date to the date of payment thereof, to the Purchaser.

        (vi)  As security for the Sellers' obligations under this Section 3.3, the sum of $750,000 shall be paid in accordance with Section 3.2(c) into the Adjustment Escrow Account to be held pending the final determination of the Closing Working Capital and the Actual Closing Position (the "Adjustment Escrow Amount"). If any payment is due from the Sellers pursuant to this Section 3.3, the Purchaser and the Escrow Agent shall be authorized to make such payment out of the Adjustment Escrow Account in accordance with the terms of the Escrow Agreement, and to distribute the balance, if any, to the Sellers. In the event that the Adjustment Escrow Amount is not sufficient to satisfy the Sellers' liability under this Section 3.3, the Sellers shall promptly, and in any event within five (5) Business Days of the final determination of the Closing Working Capital and the Actual Closing Position, pay the balance due to the Purchaser in immediately available funds to such account as the Purchaser may specify.

        (vii) Interest. For the purposes of this Section 3.3(b), interest will be payable at the "prime" rate, as announced by The Wall Street Journal, Eastern Edition, from time to time to be in effect, calculated based on a 365 day year and the actual number of days elapsed.

        3.4    Payment of Indebtedness.    On the Closing Date and immediately following Closing, Purchaser shall procure that the Company shall pay by wire transfer of immediately available funds the total amount of estimated Closing Indebtedness to an account or accounts designated in writing not less than three Business Days prior to the Closing Date.

ARTICLE IV

CLOSING AND TERMINATION

        4.1    Closing Date.    The consummation of the sale and purchase of the Shares provided for in Section 2.1 hereof (the "Closing") shall take place at the offices of Weil, Gotshal & Manges LLP located at One South Place, London, EC2M 2WG (or at such other place as the parties may designate in writing) at 9:00 a.m. (New York City time) on a date to be specified by the parties (the "Closing Date"), which date shall be no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the parties hereto (such agreement not to be unreasonably withheld).

        4.2    Closing Deliverables.

        (a)   At the Closing, the Sellers shall deliver or procure the delivery to the Purchaser of the following:

          (i)    evidence in a form reasonably satisfactory to the Purchaser of the satisfaction of the conditions set out in Section 8.1;

          (ii)   duly executed transfers of the Shares to the Purchaser and the relevant share certificates;

          (iii)  a waiver in the agreed form, executed as a deed by the Sellers, of any pre-emption or other rights which they have under the articles of association or otherwise, and any documents or consents necessary to enable the Purchaser to be registered as the holder of the Shares;

          (iv)  an executed irrevocable power of attorney in favour of the Purchaser empowering the Purchaser to exercise the Sellers' rights as shareholders of the Company pending stamping and registration of the transfers referred to in Section 4.2(a)(ii) above;

          (v)   the articles of association (or equivalent) of the Company and each Subsidiary and the statutory books (or equivalent) of the Company and each Subsidiary and each minute book or other book required to be kept by the Company and each Subsidiary pursuant to the Companies Act (or equivalent) complete up to (but not including) Closing and the common seal (if any) of the Company and each Subsidiary;

          (vi)  share certificates for all of the issued shares in the capital of each Subsidiary and duly executed transfers and declarations of trust in respect of any shares which are beneficially owned by but not registered in the name of the Company or a Subsidiary;

          (vii) subject to the payment of the Bank Debt at Closing, a release in the agreed form (such agreement not to be unreasonably withheld) from the Bank of Scotland in respect of each guarantee and charge of the Company or its Subsidiaries, together with evidence that Forms 403 have been delivered to the Registrar of Companies in respect of each charge of the Company and its Subsidiaries and a release in the agreed form in respect of each guarantee or charge of the Company and its Subsidiaries other than in connection with the Bank Debt;

          (viii) confirmation by the Sellers in the agreed form that:

        (A)  there are no subsisting guarantees, indemnities or similar arrangements given by the Company or a Subsidiary in favour of the Seller or any Affiliate of a Seller;

        (B)  no Seller or any Affiliate of a Seller is indebted to the Company or any Subsidiary; and

        (C)  there are no amounts owing to the Sellers or any Affiliate of a Seller by the Company or any Subsidiary;

          (ix)  resignation letters in the agreed form signed by Philip Baldrey and Roger Burdett, acknowledging that each has no claim against the Company or any Subsidiary in respect of breach of contract, compensation for loss of office, redundancy, unfair dismissal or on any other grounds whatsoever;

          (x)   a certificate in the agreed form attached at Exhibit J confirming that no fact or circumstance has occurred which would make a representation or warranty set out in Article V untrue or inaccurate when repeated at the Closing;

          (xi)  the Escrow Agreement and the Loan Note Escrow Agreement duly executed by the Sellers;

          (xii) the Compromise Agreements in the agreed form attached at Exhibit C duly executed by the relevant Sellers;

          (xiii) the Lease Agreement duly executed by Matrix Engineered Systems Limited (f/k/a Matrix International Limited);

          (xiv) the Transitional Services Agreement duly executed by Matrix Engineered Systems Limited (f/k/a Matrix International Limited);

          (xv) all documents of title, certificates, deeds, written licenses and other documents and records (in all media) relating to Intellectual Property;

          (xvi) the board minutes of the Company in the agreed form authorizing the Employee Bonuses, together with a certification in the agreed form, signed by each employee entitled to such Employee Bonus;

          (xvii) the Baldrey Consultancy Agreement duly executed by the Company and Philip Baldrey;

          (xviii) the Nyquist Consultancy Agreement duly executed by Inertia Dynamics, Inc and Inertia Dynamics, LLC (or such other corporate entity reasonably acceptable to the Purchaser);

          (xix) the Deed of Termination duly executed by Bibby Group Limited and Paul Selini;

          (xx) evidence, in a form acceptable to the Purchaser, that (i) the accrued but unpaid dividends payable in connection with the preference shares in Hay Hall Group Limited have been waived and (ii) any and all consents and approvals required in connection therewith have been obtained;

          (xxi) evidence, in a form acceptable to the Purchaser, that any debts owed by Hay Hall Tyseley Limited, Hay Hall Trustees Limited and Stainless Steel Tubes Limited to The Hay Hall Group Limited have been capitalised; and

          (xxii) the written members' resolution and new articles of association, each in the agreed form, in relation to the redesignation of the share capital of Hay Hall Holdings Limited.

        (b)   At the Closing the Sellers shall procure that the directors of the Company and each Subsidiary, where appropriate, shall hold a board meeting at which:

          (i)    the transfer of the Shares (subject to stamping) to the Purchaser be approved for registration in the Company's books;

          (ii)   such persons as the Purchaser nominates be appointed as directors and secretary and auditors of the Company and the Subsidiaries for the purposes of the approval of the Baldrey Consultancy Agreement, the Nyquist Consultancy Agreement and the Compromise Agreements;

          (iii)  the resignations referred to in Section 4.2(a)(ix) are submitted and accepted with effect from the close of the board meeting;

          (iv)  the existing bank mandate for the Company and each Subsidiary be revoked or amended to include specimen signatures of persons nominated by the Purchaser;

          (v)   the entering into of the Compromise Agreements be approved; and

          (vi)  the entering into of Lease Agreement and the Transitional Services Agreement be approved.

        (c)   At the Closing the Sellers shall repay or procure to be repaid all amounts owing at the Closing Date to the Company or any Subsidiary from any Seller or any Affiliate of a Seller, whether due for payment or not.

        (d)   At the Closing the Purchaser shall deliver or procure the delivery to the Sellers of the following:

          (i)    the Loan Notes duly executed by or on behalf of the Purchaser or its designated Affiliate who purchases the B Shares in the amounts set forth on Exhibit A;

          (ii)   the Escrow Agreement duly executed by the Purchaser;

          (iii)  the Loan Note Escrow Agreement duly executed by the Purchaser or its designated Affiliate;

          (iv)  the payment of the Purchase Price and other amounts as contemplated by Section 3.2; and

          (v)   the Transitional Services Agreement duly executed by Matrix International Limited (f.k.a. Matrix Engineering Limited).

        (e)   The Purchaser shall not be obliged to complete this Agreement until the Sellers fully comply with the requirements of Sections 4.2(a), (b) and (c).

        (f)    The Sellers shall not be obliged to complete this Agreement until the Purchaser fully complies with the requirements of Sections 4.2(d).

        (g)   If either the Sellers or the Purchaser shall default in any of their respective obligations referred to in Sections 4.2(e) or 4.2(f) on the Closing Date, the Sellers or the Purchaser (whichever is the non-defaulting party) may, without prejudice to any other rights or remedies they may have:

          (i)    defer the Closing to a date not more than 20 Business Days after the date, or the Termination Date, whichever is earlier (in which case this Section 4.2 shall apply to the Closing as so deferred); or

          (ii)   proceed to the Closing so far as is practicable (including at the Purchaser's option, completion of purchase of only some of the Shares).

        (h)   The Purchaser shall not be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all of the Shares is completed simultaneously, but the completion of the purchase of some of the Shares will not affect the rights of the Purchaser with respect the purchase of the others.

        4.3    Termination of Agreement.    This Agreement may be terminated prior to the Closing as follows:

        (a)   At the election of the Sellers' Representative or Purchaser on or after December 31, 2005 (such date, as it may be extended under the proviso below, the "Termination Date"), if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in material default of any of its obligations hereunder; and provided, further, that (A) the right to terminate this Agreement pursuant to this Section 4.3(a) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted, directly or indirectly, in, the failure of the Closing to be consummated by the Termination Date;

        (b)   by mutual written consent of the Sellers' Representative and Purchaser;

        (c)   by written notice from Purchaser to the Sellers' Representative that there has been an event, change, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect;

        (d)   by the Sellers' Representative or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Section 4.3(d) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

        (e)   by Purchaser, if Sellers shall have breached or failed to perform the conditions set forth in Sections 8.1(a) or 8.1(b) and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) Business Days following receipt by the Sellers' Representative of notice of such breach from the Purchaser; or

        (f)    by the Sellers' Representative if Purchaser shall have breached or failed to perform the conditions set forth in Sections 8.2(a) or 8.2(b) and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) Business Days following receipt by Purchaser of notice of such breach from the Sellers' Representative.

        4.4    Procedure Upon Termination.    In the event of termination and abandonment by Purchaser or the Sellers' Representative, or both, pursuant to Section 4.3 hereof: (i) written notice thereof shall forthwith be given to the other party or parties, and, subject to Section 4.4(ii) below this Agreement shall terminate, and the purchase of the Shares hereunder shall be abandoned, without further action by Purchaser or Sellers; and (ii) Purchaser shall destroy or return to the Sellers any and all Confidential Information obtained or held by Purchaser or any of its Affiliates and/or advisers and shall confirm in writing to the Sellers' Representative that all Confidential Information which cannot be returned in tangible form will be kept confidential.

        4.5    Effect of Termination.    In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser or Sellers; provided, however, that the obligations of the parties set forth in this Section 4.5 and Article X hereof shall survive any such termination and shall be enforceable hereunder; provided further, however, that nothing in this Section 4.5 shall relieve Purchaser or Sellers of any liability for a breach of this Agreement prior to the effective date of termination.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLERS
PART I

        Each Seller severally represents and warrants to Purchaser that in respect of himself only that each of the following representations and warranties is true and accurate at the date of this Agreement and will be true and accurate on the Closing Date and such representations and warranties shall be deemed to be repeated on the Closing Date:

        5.1    Authorization of Agreement.

        (a)   He has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by him in connection with the consummation of the transactions contemplated by this Agreement (the "Seller Documents"), and to consummate the transactions contemplated hereby and thereby.

        (b)   The execution, delivery and performance of this Agreement and each of the Seller Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on his part.

        (c)   This Agreement has been, and each of the Seller Documents to which he is a party will be at or prior to the Closing, duly and validly executed and delivered by him and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of him in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

        5.2    Ownership and Transfer of the Shares.    He is the sole legal and beneficial owner of certain Shares as at the date of this Agreement indicated as being owned by him on Exhibit A, Part I and will be prior to Closing the sole legal and beneficial owner of the Shares indicated as being owned by him on Exhibit A, Part II and delivery of such Shares will convey to Purchaser (or its designated Affiliate or Affiliates) good and marketable title to such Shares, free and clear of any and all Liens, and there is no agreement or commitment to create a Lien in relation to the shares or any unissued shares in the Company in favour of any person, and no claim has been made by any person to be entitled to any.

        5.3    Capitalization of the Company.    The Shares constitute all the issued and allotted shares in the capital of the Company. All of the Shares have been properly issued and allotted and are fully paid or credited as fully paid. The Shares are free from any Lien and there is no agreement or commitment outstanding to create a Lien in relation to the Shares or any unissued shares in the Company in favor of any other person, and no claim has been made by any person to be entitled to any. There is no agreement or arrangement in force (whether conditional or not) which requires the present or future creation, allotment, issue, sale, transfer, redemption or repayment of any share or loan capital of the Company, or grants or requires the grant to any person of the right to call for the creation, allotment, issue, sale, transfer, redemption or repayment of any share or loan capital of the Company. No person has claimed any right to call for the creation, allotment, issue, sale, transfer, redemption or repayment of any share or loan capital in the Company. The Company has not, at any time (i) repaid or redeemed or agreed to repay or redeem any shares of any class of its share capital or otherwise reduced or agreed to reduce any class of its issued share capital or purchased any of its own shares or carried out any transaction having the effect of a reduction of capital; (ii) made, or resolved or agreed to make, any issue of shares or other securities by way of capitalization of profits or reserves; or (iii) given any financial assistance in contravention of Section 151 of the Companies Act.

        5.4    The Company and Subsidiaries.

        (a)   Schedule 5.4(a) of the Disclosure Schedule sets forth the name of the Company and each of the Subsidiaries, and, with respect to the Company and each of the Subsidiaries, its registered number, its date of incorporation, its registered office, its directors and secretary, the jurisdiction in which it is incorporated or organized, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner. Each allotted and issued share of each Subsidiary is legally and beneficially owned by the Company or a Subsidiary and all such shares have been properly issued and allotted and are fully paid or credited as fully paid. The shares in each Subsidiary are free from any Lien and there is no agreement or commitment outstanding to create a Lien in relation to any unissued shares in a Subsidiary in favor of any other person, and no claim has been made by any person to be entitled to any. The outstanding shares of capital stock or equity interests of the Company and each of the Subsidiaries are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights. All such shares or other equity interests represented as being owned by the Company or any of the Subsidiaries are owned by them free and clear from any Lien. No shares of capital stock are held by the Company or any of the Subsidiaries as treasury stock. There is no existing option, warrant, call, right or Contract to which the Company or any Subsidiary is a party requiring, and there are no convertible securities of the Company or any of the Subsidiaries outstanding which upon conversion would require, the issuance of any shares of capital stock or other equity interests of the Company or any of the Subsidiaries or other securities convertible into shares of capital stock or other equity interests of the Company or any of the Subsidiaries. The Company does not own, directly or indirectly, any capital stock or equity securities of any Person other than the Subsidiaries.

        (b)   Since its incorporation and up until the effective date of the consummation of the transactions contemplated pursuant to the Pre-Sale Reorganisation, neither Matrix Engineering Limited (registered number 3690656) nor any of the dormant Subsidiaries set forth in Schedule 1.4, Part II has any liabilities and has carried on any trade or business or entered into any contract, arrangement or commitment save as in connection with incorporation, the appointment of officers and filing of documents pursuant to the Companies Act.

PART II

        Subject only to such exceptions as are fairly and specifically disclosed with respect to specific numbered sections and lettered subsections of this Article V Part II in the disclosure schedule and schedule of exceptions, delivered herewith and dated as of the date hereof, and organized with corresponding numbered sections and lettered subsections (the "Disclosure Schedule", as set forth on Exhibit L) and the updated disclosure schedule in the agreed form to be delivered to Purchaser in accordance with Section 7.16 below (the "Updated Disclosure Schedule"), the Sellers hereby jointly and severally represent and warrant to Purchaser that each of the following representations and warranties is true and accurate at the date of this Agreement and, subject to the Disclosure Schedule and the Updated Disclosure Schedule, will be true and accurate on the Closing Date and such representations and warranties shall be deemed to be repeated on the Closing Date:

        5.5    Organization and Good Standing.    Each of the Company and the Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing (or its equivalent, if any) under the Laws of the jurisdiction of its organization as set forth in the recitals hereto or on Exhibit B hereto. Each of the Company and the Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each of the Company and the Subsidiaries is duly qualified or authorized to do business and is in good standing (or its equivalent) under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its respective business or the ownership of its respective properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

        5.6    Authorization of Agreement.    This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered, as applicable, by each of the Subsidiaries which is a party thereto and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of each applicable Subsidiary in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

        5.7    Conflicts; Consents of Third Parties.

        (a)   None of the execution and delivery by any Seller, the Company or the Subsidiaries of this Agreement or the Seller Documents (as applicable), the consummation of the transactions contemplated hereby or thereby, or compliance by any Seller, the Company or the Subsidiaries with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of any Seller, the Company or the Subsidiaries to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of any Seller, the Company or any of the Subsidiaries under, any provision of (i) the articles of association, certificate of incorporation and by-laws or comparable organizational documents of any Seller, the Company or any of the Subsidiaries; (ii) any Contract, or Permit to which any Seller, the Company or any of the Subsidiaries is a party or by which any of the properties or assets of any Seller, the Company or any of the Subsidiaries are bound; (iii) any Order of any Governmental Body applicable to any Seller, the Company or any of the Subsidiaries or any of the properties or assets of any Seller, the Company or any of the Subsidiaries; or (iv) any applicable Law.

        (b)   No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of any Seller, the Company or any of the Subsidiaries in connection with (i) the execution and delivery of this Agreement and the Seller Documents, the compliance by any Seller, the Company or any of the Subsidiaries with any of the provisions hereof, the consummation of the transactions contemplated hereby, or the taking of any other action contemplated hereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Permit or Contract of the Company or any of the Subsidiaries.

        5.8    Directors and Shadow Directors.    The only directors of the Company and the Subsidiaries are the persons whose names are listed in Schedule 5.8 of the Disclosure Schedule and/or Schedule 5.4(a) of the Disclosure Schedule. The Company and the Subsidiaries do not have any liability as a former member, officer or shadow director of any Person, nor are there circumstances in which such liability could arise.

        5.9    Associated Companies.    The Company has no associated companies, an associated company being an entity (other than a subsidiary undertaking) (i) in which the Company has a participating interest, being a beneficial interest in a holding of more than 10% of the shares in such entity, or (ii) over whose operating and financial policies the Company exercises a significant influence, in particular in terms of its policy decisions relating to the expansion or contraction or activities of the business and determining the balance between dividend and reinvestment.

        5.10    Corporate Records.

        (a)   Sellers have delivered to Purchaser true, correct and complete copies of the memorandum of association, articles of association and certificates of incorporation or comparable organizational documents of the Company and each of the Subsidiaries.

        (b)   The statutory books (including all registers and minute books) of the Company and each of the Subsidiaries previously made available to Purchaser have been properly kept and contain in all material respects accurate records of all meetings and accurately reflect all other corporate action of the stockholders and board of directors (including committees thereof) of the Company and the Subsidiaries which are required by the Companies Act (or comparable legislation) to be dealt with in them, save that the register of members (or equivalent) of the Company and each Subsidiary is true, correct and complete in all respects. All returns, resolutions and other documents required by the Companies Act (or comparable legislation) to be delivered to the Registrar of Companies or any other governmental or other authority have been duly and properly prepared and delivered. All share transfer taxes levied, if any, or payable with respect to all transfers of shares of the Company and the Subsidiaries prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

        5.11    Financial Statements.

        (a)   Sellers have delivered to Purchaser copies of (i) the audited consolidated balance sheets of the Company and the Subsidiaries as at December 31, 2002, 2003 and 2004 and the related audited consolidated statements of income and of cash flows of the Company and the Subsidiaries for the years then ended and (ii) the unaudited consolidated balance sheet of the Company and the Subsidiaries as at September 30, 2005 and the related consolidated statements of income and cash flows of the Company and the Subsidiaries for the 9-month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the "Financial Statements"). Each of the Financial Statements has been prepared in accordance with GAAP (other than the absence of notes to the unaudited statements) consistently applied by the Company without modification of the accounting principles used in the preparation thereof throughout the periods presented, and shows a true and fair view of the state of affairs of the Company and the Subsidiaries for the financial period to which it relates, and, in respect of the audited Financial Statements, has been prepared in accordance with the requirements of the Companies Act and/or relevant local Laws, as applicable.

        The unaudited consolidated balance sheet of the Company and the Subsidiaries as at September 30, 2005 is referred to herein as the "Balance Sheet" and September 30, 2005 is referred to herein as the "Balance Sheet Date."

        (b)   All books, records and accounts of the Company and the Subsidiaries are accurate and complete and are maintained in all material respects in accordance with good business practice and all applicable Laws. The Company and the Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

        (c)   Sellers have provided to Purchaser copies of all issued auditors' reports, letters to management regarding accounting practices and systems of internal controls, and all responses to such letters from management for the two year period preceding the date of this Agreement, in each case to the extent relating to the Business and the operation thereof, whether the same are issued to the Company or any of its respective Subsidiaries.

        5.12    No Undisclosed Liabilities.    Neither the Company nor any of the Subsidiaries has any Indebtedness, Liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) or obligations of any kind other than those (i) specifically reflected on and fully reserved against in the Balance Sheet, or (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date consistent with past practice.

        5.13    Absence of Certain Developments.    Except as expressly contemplated by this Agreement or as set forth on Schedule 5.13 of the Disclosure Schedule, since January 1, 2005 (i) the Company and the Subsidiaries have conducted the Business only in the Ordinary Course of Business and (ii) there has not been any event, change, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since January 1, 2005:

          (i)    there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company or any of the Subsidiaries having a replacement cost of more than $50,000 for any single loss or $250,000 for all such losses;

          (ii)   there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Company or any of the Subsidiaries or any repurchase, redemption or other acquisition by the Company or any of the Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Company or any of the Subsidiaries;

          (iii)  neither the Company nor any of the Subsidiaries has awarded or paid any bonuses to employees of the Company or any of the Subsidiaries with respect to the fiscal year ended December 31, 2005, except (a) to the extent accrued on the Balance Sheet, or (b) less than $200,000 in the aggregate, or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or increased or agreed to increase the compensation payable or to become payable by it to any of the Company's or the Subsidiaries' respective directors, officers, senior employees, agents or representatives or increased or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, senior employees, agents or representatives (with a "senior employee" meaning an employee in respect of remuneration in excess of £50,000 for UK-based employees and $50,000 for US-based employees);

          (iv)  there has not been any change by the Company or any of the Subsidiaries in accounting or Tax reporting principles, methods or policies other than a change required to comply with Law or generally accepted accounting principles, methods or policies;

          (v)   neither the Company nor any of the Subsidiaries has made or rescinded any election relating to Taxes or settled or compromised any Legal Proceeding relating to Taxes other than as part of the Ordinary Course of Business;

          (vi)  neither the Company nor any of the Subsidiaries has failed to promptly pay and discharge current liabilities when due except where disputed in good faith by appropriate proceedings (which disputes are set forth in Schedule 5.13(vi) of the Disclosure Schedule);

          (vii) neither the Company nor any of the Subsidiaries has made any loans, advances or capital contributions to, or investments in, any Person other than advances for reasonable business expenses to employees made in the Ordinary Course of Business;

          (viii) neither the Company nor any of the Subsidiaries has (A) mortgaged, pledged or subjected to any Lien any of its assets, or (B) acquired any fixed assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any fixed assets of the Company or any of the Subsidiaries, except in the case of clause (B) for assets acquired, sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;

          (ix)  neither the Company nor any of the Subsidiaries has discharged or satisfied any Lien, or paid any obligation or Liability, except in the Ordinary Course of Business;

          (x)   neither the Company nor any of the Subsidiaries has cancelled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the Ordinary Course of Business and which would not be material to the Group taken as a whole;

          (xi)  neither the Company nor any of the Subsidiaries has made or committed to make any capital expenditures or capital additions or betterments in excess of $50,000 individually or $250,000 in the aggregate;

          (xii) neither the Company nor any of the Subsidiaries has issued, created, incurred, assumed or guaranteed any Indebtedness in an amount in excess of $50,000 in the aggregate;

          (xiii) neither the Company nor any of the Subsidiaries has granted any license or sublicense of any rights under or with respect to any Intellectual Property except in the Ordinary Course of Business;

          (xiv) neither the Company nor any of the Subsidiaries has instituted or settled any material Legal Proceeding; and

          (xv) neither the Company nor any of the Subsidiaries has agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 5.13.

        5.14    Taxes.

        (a)   (i) All Returns required to be filed by or on behalf of the Company or any of the Subsidiaries or any Affiliated Group of which the Company or any of the Subsidiaries is or was a member have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) all Taxes which are required to be paid by Closing by or on behalf of the Company or any of the Subsidiaries or any Affiliated Group of which the Company or any of the Subsidiaries is or was a member have been fully and timely paid. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest (on the information known on or prior to the date hereof) have been made by or on behalf of the Company and all of the Subsidiaries.

        (b)   Each of the Company and the Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

        (c)   Sellers have made available and Purchaser has received complete and accurate copies of (i) all United Kingdom, United States federal, state, local and foreign income or franchise Tax Returns of the Company and the Subsidiaries relating to the taxable periods since December 31, 2001, and (ii) all audit reports issued within the last three years relating to any Taxes due from or with respect to each of the Company and the Subsidiaries.

        (d)   No claim has been made by a Taxing Authority in a jurisdiction where the Company or any of the Subsidiaries does not file Tax Returns such that it is or may be subject to Tax in that jurisdiction.

        (e)   Neither the Company nor any of the Subsidiaries are subject to Tax in any jurisdiction other than its place of incorporation.

        (f)    All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, the Company or any of the Subsidiaries has been fully paid, and there are no other audits or investigations by any Taxing Authority in progress, nor has the Company or any of the Subsidiaries received any notice from any Taxing Authority that it intends to conduct such an audit or investigation. No issue has been raised by a Taxing Authority in any prior examination of the Company or any of the Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

        (g)   Neither the Company nor any of the Subsidiaries nor any other Person on their behalf has (i) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (ii) been granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

        (h)   No property owned by the Company or any of the Subsidiaries is property required to be treated as being owned by another Person for any Tax purposes.

        (i)    Neither the Company nor any of the Subsidiaries is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments in respect of or on account of Taxes after the Closing.

        (j)    Neither the Company nor any of the Subsidiaries is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

        (k)   There are no liens as a result of any unpaid Taxes upon any of the assets of the Company or the Subsidiaries.

        (l)    Neither the Company nor any of the Subsidiaries has ever been a member of any group, other than the group which consists solely of (i) Sellers, (ii) the Subsidiaries and (iii) the Excluded Subsidiaries.

        (m)  There is no taxable income of the Company or any of the Subsidiaries that will be required under applicable Tax Law to be reported by the Purchaser or any of its Affiliates, including the Company and the Subsidiaries, for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income) arising prior to the Closing Date.

        (n)   Neither the Company nor any of the Subsidiaries that are organized or created in the United States or any political subdivision thereof is or was within the past five years a "United States real property holding corporation" within the meaning of section 897(c) of the Code.

        5.15    Real Property.

        (a)   Schedule 5.15(a) of the Disclosure Schedule sets forth a complete list of (i) all real property and interests in real property, including improvements thereon and easements appurtenant thereto owned in fee simple by the Company and the Subsidiaries (individually, an "Owned Property" and collectively, the "Owned Properties"), and (ii) all real property and interests in real property leased to or by the Company and the Subsidiaries (individually, a "Real Property Lease" and collectively, the "Real Property Leases" and, together with the Owned Properties, being referred to herein individually as a "Company Property" and collectively as the "Company Properties") as lessee or lessor, including a description of each such Real Property Lease (including the name of the third party lessor or lessee and the date of the lease or sublease and all documents ancillary thereto). The Company and the Subsidiaries have good and marketable fee title to all Owned Property, free and clear of all Liens of any nature whatsoever, except (A) those Liens set forth on Schedule 5.15(a) of the Disclosure Schedule and (B) Permitted Exceptions. The Company Property constitutes all interests in real property currently owned, used, occupied or currently held for use in connection with the Business and which are necessary for the continued operation of the Business as currently conducted. The Company Property and all buildings, fixtures and improvements thereon owned or leased or occupied by the Company and the Subsidiaries are (i) in satisfactory condition without structural defects, and all mechanical and other systems located thereon are in good operating condition, and no condition exists requiring material repairs, alterations or corrections, and (ii) appropriate in all respects for their current and contemplated uses. None of the improvements located on the Company Properties constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any laws. Sellers have delivered to Purchaser true, correct and complete copies of (i) all deeds, title reports and surveys commissioned by the Group for the Owned Properties and (ii) the Real Property Leases, together with all supplemental documents, if any, thereto. The Company Properties are not subject to any leases, rights of first refusal, options to purchase or rights of occupancy, except the Real Property Leases set forth on Schedule 5.15(a) of the Disclosure Schedule.

        (b)   The Company and the Subsidiaries, as applicable, have a valid and enforceable leasehold interest under each of the Real Property Leases, free and clear of all Liens other than Permitted Exceptions, and each of the Real Property Leases is in full force and effect. Neither the Company nor any of the Subsidiaries is in material default under any Lease, and no events have occurred and no circumstances exist which, if not remedied, and whether with or without notice or the passage of time or both, will result in such a default. Neither the Company nor any of the Subsidiaries has received or given any notice (whether written, oral or otherwise) of any default or event affecting any of the Real Property Leases and, to the Knowledge of Sellers, there are no circumstances known to the Company or any of its Subsidiaries which may entitle any Person to restrict or terminate the continued sole and exclusive possession of the Real Property Leases.

        (c)   The Company and the Subsidiaries have all Permits of any Governmental Body necessary or material to the current use and operation of each Company Property, and the Company and the Subsidiaries have fully complied with all material conditions of the Permits applicable to them and, to the Knowledge of Sellers, there is no intended or contemplated revocation of any of the Permits.

        (d)   There does not exist any actual or, to the Knowledge of Sellers, threatened or contemplated condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and neither the Company nor any of the Subsidiaries has received any notice, whether oral, written or otherwise, of the intention of any Governmental Body or other Person to take or use all or any part thereof.

        (e)   Neither the Company nor any of the Subsidiaries has received any written notice from any insurance company or any landlord that has issued a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property.

        5.16    Tangible Personal Property.

        (a)   The Company and the Subsidiaries have good and marketable title to all of the items of tangible personal property reflected on the Balance Sheet (except as sold or disposed of subsequent to the date thereof in the Ordinary Course of Business and not in violation of this Agreement), free and clear of any and all Liens, other than the Permitted Exceptions. All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the Business are in satisfactory condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

        (b)   Schedule 5.16(b) of the Disclosure Schedule sets forth all leases of personal property ("Personal Property Leases") involving annual payments in excess of $50,000 relating to personal property used in the Business or to which the Company or any of the Subsidiaries is a party or by which the properties or assets of the Company or any of the Subsidiaries is bound, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. Sellers have delivered to Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

        (c)   The Company and each of the Subsidiaries has a valid and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Each of the Personal Property Leases is in full force and effect and neither the Company nor any of the Subsidiaries has received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or any of the Subsidiaries under any of the Personal Property Leases and, to the Knowledge of Sellers, no other party is in default thereof, and no party to the Personal Property Leases has exercised any termination rights with respect thereto.

        (d)   Schedule 5.16(d) of the Disclosure Schedule comprises a complete and accurate record of the plant, machinery, vehicles and equipment owned or used by the Company and the Subsidiaries with a value in excess of $25,000.

        (e)   Notwithstanding anything contained in the sale agreement between Matrix International Limited (registered number 3690656) and Matrix Engineering Limited (registered number 3690656) pursuant to the Pre-Sale Reorganisation, all assets transferred and sold to the Subsidiaries pursuant to the transactions contemplated under the Pre-Sale Reorganisation will be transferred and sold with full title guarantee with the benefit of the representations, warranties and undertakings contained in this Agreement.

        (f)    All assets transferred and sold pursuant to the transactions contemplated under the Pre-Sale Reorganisation will be sold and purchased at fair market value.

        (g)   Notwithstanding anything contained in the sale agreement between Matrix International Limited (registered number 0356189) and Matrix Engineering Limited (registered number 3690656) pursuant to the Pre-Sale Reorganisation, the asset transfer and sale transactions contemplated under the Pre-Sale Reorganisation will convey to the applicable Subsidiaries good and marketable title to such assets, free and clear of any and all Liens (other than Permitted Exceptions and subject to repayment of the Bank Debt), and there is no agreement or commitment to create a Lien in relation to such assets in favour of any Person, and no claim has been made by any Person to be entitled to any. For avoidance of doubt, following the consummation of the transactions contemplated under the Pre-Sale Reorganisation and as of the Closing Date, the assets of the Company and the Subsidiaries (including such assets transferred and sold to the Subsidiaries of the Group pursuant to the transactions contemplated under the Pre-Sale Reorganisation) shall constitute all of the assets used in or held for use in the Business and are sufficient for the Purchaser to conduct the Business from and after the Closing Date without interruption and in the Ordinary Course of Business.

        5.17    Intellectual Property.

        (a)   Schedule 5.17(a) of the Disclosure Schedule sets forth an accurate and complete list of all Registered Intellectual Property owned by the Company or any of the Subsidiaries, including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed, together with material and accurate particulars of all unregistered trade marks, service marks, logos, designs, and inventions used in the Business within 12 months of the date of this Agreement and all other material unregistered Intellectual Property owned or used by the Company or any of the Subsidiaries.

        (b)   The Company or the Subsidiaries are the sole legal and beneficial owners of all of the Registered Intellectual Property and are recorded on the relevant register as the sole legal and beneficial owner of such Intellectual Property. The Company or the Subsidiaries are the sole legal and beneficial owners of the unregistered Intellectual Property, including Copyrights in any works of authorship prepared by or for the Company or the Subsidiaries, that resulted from or arose out of any work performed by or on behalf of the Company or the Subsidiaries or by any employee, officer, consultant or contractor of the Company or the Subsidiaries. All renewal and maintenance fees and taxes due and payable prior to Closing in respect of each of the Registered Intellectual Property owned by the Company and the Subsidiaries have been, or will be, paid in full and each action required to maintain and protect such Intellectual Property has been, or will be, taken. No act has been done or omitted to be done and no event has occurred or is likely to occur which may render any of the Intellectual Property owned by the Company and the Subsidiaries subject to revocation, compulsory license, cancellation or amendment or may prevent the grant or registration of a valid Registered Intellectual Property pursuant to a pending application. The Company or the Subsidiaries are the sole and exclusive owners of, or have valid and continuing rights to use, sell and license, as the case may be, all Intellectual Property used, sold or licensed in the Business as presently conducted and as currently proposed to be conducted, and all Intellectual Property are free and clear of all liens, mortgage, pledge, charge, option, restriction, third party right, encumbrance or security interest of any kind or obligations to others (except for those specified licenses included in Schedule 5.18(a) of the Disclosure Schedule).

        (c)   The Intellectual Property owned, used, practiced or otherwise commercially exploited by the Company or the Subsidiaries, the development, manufacturing, licensing, marketing, importation, offer for sale, sale or use of the products or services in connection with the Business or other activities of the Business as presently and as currently proposed to be conducted, and the Company's or the Subsidiaries' present and currently proposed business practices and methods do not infringe, violate or constitute an unauthorized use or misappropriation of any patent, copyright, trademark, trade secret (or other similar right), or any other intellectual property of any Person (including pursuant to any non-disclosure agreements or obligations to which the Company or the Subsidiaries or any of their

present or former employees is a party). | The Intellectual Property owned by or licensed to the Company or the Subsidiaries includes all of the intellectual property rights used by the Company and the Subsidiaries to conduct the Business in the manner in which such Business is currently being conducted and, to the Knowledge of Sellers, as currently proposed to be conducted.

        (d)   Except pursuant to the Intellectual Property Licenses listed in Schedule 5.17(d) of the Disclosure Schedule (which is an accurate and complete list of all Intellectual Property Licenses other than those referred to in Section 5.17(m)), neither the Company nor any of the Subsidiaries is required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise or provide any other consideration of any kind, to any owner, licensor of, or other claimant to any Intellectual Property, or other Person, with respect to the use thereof or in connection with the conduct of the Business as currently conducted or proposed to be conducted.

        (e)   Schedules 5.17(d) and 5.18(a) of the Disclosure Schedule set forth a complete and accurate list of all Contracts to which the Company or the Subsidiaries is a party (i) granting any Intellectual Property Licenses, (ii) containing a covenant not to compete or otherwise limiting its ability to use or exploit fully any of the Intellectual Property or (iii) containing an agreement to indemnify any other person against any claim of infringement of, violation, misappropriation or unauthorized use of any Intellectual Property. Sellers have delivered to Purchaser true, correct and complete copies of each Contract set forth on Schedules 5.17(d) and 5.18(a) of the Disclosure Schedule, together with all amendments, modifications or supplements thereto.

        (f)    Each of the Intellectual Property Licenses is in full force and effect. Neither the Company nor any of the Subsidiaries is in default under any Intellectual Property License, nor, to the Knowledge of Sellers, is any other party to any Intellectual Property License in default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any of the Intellectual Property Licenses has exercised any termination rights with respect thereto.

        (g)   No Trade Secret or any other non-public, proprietary information material to the Business as presently conducted or as presently proposed to be conducted has been authorized to be disclosed or has been actually disclosed by the Company or the Subsidiaries to any employee or any third party other than pursuant to obligations of confidence contained in their employment contract or a written non-disclosure agreement including restrictions on the disclosure and use of the Intellectual Property consistent with best practices in the industry in which the Company and the Subsidiaries operate. Each of the Company and the Subsidiaries have taken adequate security measures to protect the secrecy, confidentiality and value of all the Trade Secrets of the Company and the Subsidiaries and any other material confidential information, including invention disclosures, not the subject of any patents owned or patent applications filed by the Company or any of the Subsidiaries, which measures are consistent with best practices in the industry in which the Company and the Subsidiaries operate. Each employee, consultant and independent contractor of the Company and the Subsidiaries who create Intellectual Property for the Company or the Subsidiaries, has entered into an employment contract containing obligations of confidence and an assignment of Intellectual Property or a written non-disclosure and invention assignment agreement with the Company or such Subsidiary in a form provided to Purchaser.

        (h)   As of the date hereof, neither the Company nor any of the Subsidiaries is the subject of any pending or, to the Knowledge of Sellers, threatened Legal Proceedings which involve a claim of infringement, misappropriation, unauthorized use, or violation of any intellectual property rights by any Person against the Company or the Subsidiaries or challenging the ownership, use, validity or enforceability of, any Intellectual Property. Neither the Company nor the Subsidiaries has received notice of any such threatened claim and, to the Knowledge of Sellers, there are no facts or circumstances that would form the basis for any claim of infringement, unauthorized use, misappropriation or violation of any intellectual property rights by any Person against the Company or any Subsidiary, or challenging the ownership, use, validity or enforceability of any material Intellectual Property.

        (i)    To the Knowledge of Sellers, no Person is infringing, violating, misusing or misappropriating (or to the Knowledge of Sellers likely to undertake any of the foregoing) any Intellectual Property of the Company or the Subsidiaries, and no such claims have been made against any Person by the Company or the Subsidiaries.

        (j)    There are no Orders to which the Company or the Subsidiaries is a party or by which the Company or any of the Subsidiaries is bound which restrict, in any material respect, the right to use any of the Intellectual Property.

        (k)   The consummation of the transactions contemplated hereby will not result in the loss or impairment of Purchaser's right to own or use any of the Intellectual Property or any of the Intellectual Property pursuant to the Intellectual Property Licenses.

        (l)    Neither the Sellers nor any present or, to the Knowledge of Sellers, former employees of the Company, the Company or the Subsidiaries have any right, title, or interest, directly or indirectly, in whole or in part, in any Intellectual Property owned or used by the Company or the Subsidiaries. No employee, consultant or independent contractor of the Company or the Subsidiaries is, as a result of or in the course of such employee's, consultant's or independent contractor's engagement by the Company or the Subsidiaries, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement with the Company or the Subsidiaries.

        (m)  Schedule 5.17(m) of the Disclosure Schedule sets forth a complete and accurate list of (i) all Software that is owned and used exclusively by the Company or any Subsidiary that is material to the operation of the Business and (ii) all Software that is used by the Company or any Subsidiary in the Business that is not exclusively owned by the Company or any Subsidiary, excluding Software available on standard terms through commercial distributors or in consumer retail stores for a license fee of no more than $10,000. The Company and the Subsidiaries will enjoy the use, possession and control in accordance with the relevant license agreements, of all of the Software as set forth in Schedule 5.17(m) of the Disclosure Schedule after Closing and no third party agreements or consents are required to enable the Company and the Subsidiaries such use following completion of the transaction contemplated by this Agreement. There are no material defects relating to any element of the Software which have caused any material interruption to the Business at any time during the 12 months prior to the date of this Agreement. The Software is covered by maintenance agreements which are fully enforceable.

        5.18    Material Contracts.

        (a)   Schedule 5.18(a) of the Disclosure Schedule sets forth, by reference to the applicable subsection of this Section 5.18(a), all of the following Contracts to which the Company or any of the Subsidiaries is a party or by which any of them or their respective assets of properties are bound (collectively, the "Material Contracts"):

          (i)    Contracts with any current officer, director, stockholder or Affiliate of the Company or any of the Subsidiaries;

          (ii)   Contracts with any labor union or association representing any employee of the Company or any of the Subsidiaries;

          (iii)  Contracts for (i) the sale of any of the assets of the Company or any of the Subsidiaries other than in the Ordinary Course of Business, or (ii) for the grant to any person of any preferential rights to purchase any of its assets and involves a payment of more than $25,000 per annum or $100,000 in the aggregate;

          (iv)  Contracts for joint ventures, strategic alliances, partnerships licensing arrangements, or sharing of profits or proprietary information;

          (v)   Contracts containing covenants of the Company or any of the Subsidiaries not to compete in a line of business competitive with the Business or not to solicit or hire any Person with respect to employment or covenants of any other Person not to compete with the Company or any of the Subsidiaries in any line of business competitive with the Business or in any geographical area or not to solicit or hire any Person with respect to employment;

          (vi)  Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company or any of the Subsidiaries of any operating business or material assets or the capital stock of any other Person;

          (vii) Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of its assets, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

          (viii) purchase Contracts giving rise to Liabilities of the Company or any of the Subsidiaries in excess of $50,000;

          (ix)  all Contracts providing for payments by or to the Company or any of the Subsidiaries in excess of $50,000 in any fiscal year or $100,000 in the aggregate during the term thereof excluding any employment or service contracts;

          (x)   all Contracts obligating the Company or any of the Subsidiaries to provide or obtain products of services for a period of one year or more or requiring the Company or any of the Subsidiaries to purchase or sell a stated portion of its requirements or outputs;

          (xi)  Contracts under which the Company or any of the Subsidiaries has made advances or loans to any other Person;

          (xii) outstanding agreements of guaranty, surety or indemnification, direct or indirect, by the Company or any of the Subsidiaries;

          (xiii) Contracts (or group of related contracts) which involve the expenditure of more than $50,000 annually or $100,000 in the aggregate or require performance by any party more than one year from the date hereof.

        (b)   Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company and/or its Subsidiary, enforceable against it/them in accordance with its terms. Neither the Company nor any of the Subsidiaries is in default under any Material Contract, nor, to the Knowledge of Sellers, is any other party to any Material Contract in default thereunder, and neither the Company nor any Subsidiary has received any notice (whether written, oral or otherwise) that an event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no party has given notice of any significant dispute with respect to any Material Contract. Sellers have delivered to Purchaser true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

        5.19    Employee Benefits Plans.

        (a)   Schedule 5.19(a) of the Disclosure Schedule sets forth a correct and complete list, by country, of: (i) all "employee benefit plans" (as defined in Section 3(3) of ERISA), and all other employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including without limitation, bonus plans, employment, consulting or other compensation agreements, collective bargaining agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance, pensions (other than United Kingdom pensions) and scholarship plans and programs maintained by the Company or any of the Subsidiaries or to which the Company or any of the Subsidiaries contributed or is obligated to contribute thereunder for current or former employees of the Company or any of the Subsidiaries (the "Employees") (collectively, the "Company Plans"), and (ii) all "employee pension plans" (as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code, maintained by the Company or any of its Affiliates and any trade or business (whether or not incorporated) that is or has ever been under common control, or that is or has ever been treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code (each, an "ERISA Affiliate") or to which the Company or any ERISA Affiliate contributed or has ever been obligated to contribute thereunder (the "Title IV Plans"). Schedule 5.19(a) of the Disclosure Schedule sets forth each Company Plan and Title IV Plan that is a "multiemployer plan" (as defined in Section 3(37) of ERISA (a "Multiemployer Plan")), or is or has been subject to Sections 4063 or 4064 of ERISA.

        (b)   Correct and complete copies of the following documents, with respect to each of the Company Plans (other than a Multiemployer Plan), have been made available or delivered to Purchaser by the Sellers, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter or HMR&C approval letter; (iv) summary plan descriptions; (v) written communications to employees relating to the Company Plans; and (vi) written descriptions of all non-written agreements relating to the Company Plans.

        (c)   The Company Plans have been maintained in all material respects in accordance with their terms and with all applicable Laws.

        (d)   The Company Plans intended to qualify under Section 401 of the Code are so qualified and any trusts intended to be exempt from federal income taxation under Section 501 of the Code are so exempt, and nothing has occurred with respect to the operation of the Company Plans that could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

        (e)   Each Company Plan that is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements.

        (f)    Neither the Company nor any of the Subsidiaries nor any ERISA Affiliate has withdrawn in a complete or partial withdrawal from any Multiemployer Plan prior to the Closing Date, nor has any of them incurred any liability due to the termination or reorganization of a Multiemployer Plan. Purchaser shall not have (i) any obligation to make any contribution to any Multiemployer Plan or (ii) any withdrawal liability from any Multiemployer Plan under Section 4201 of ERISA, which it would not have had but for the consummation of the transactions contemplated by this Agreement.

        (g)   Schedule 5.19(g) of the Disclosure Schedule sets forth on a plan by plan basis, the present value of benefits payable presently or in the future to Employees under each unfunded Company Plan.

        (h)   All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans (including workers compensation) or Title IV Plans or by Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date that are not yet due will have been paid or sufficient accruals for such contributions and other payments in accordance with GAAP are duly and fully provided for on the Balance Sheet. No accumulated funding deficiencies exist in any of the Company Plans or Title IV Plans subject to Section 412 of the Code.

        (i)    There is no "amount of unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA) in any of the Title IV Plans. Each of the Title IV Plans are fully funded in accordance with the actuarial assumptions used by the Pension Benefit Guaranty Corporation ("PBGC") to determine the level of funding required in the event of the termination of a Title IV Plan and the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) of such Title IV Plan using such PBGC assumptions do not exceed the assets of such Title IV Plan.

        (j)    There has been no "reportable event" (as defined in Section 4043 of ERISA) with respect to the Title IV Plans that would require the giving of notice or any event requiring disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA.

        (k)   Neither the Company nor the Subsidiaries nor any ERISA Affiliate has terminated any Title IV Plan, or incurred any outstanding liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA. All premiums due the PBGC with respect to the Title IV Plans have been paid.

        (l)    No liability under any Company Plan or Title IV Plan has been funded nor had any such obligation been satisfied with the purchase of a contract from an insurance company that is not rated AA by Standard & Poor's Corporation or the equivalent by any other nationally recognized rating agency.

        (m)  Neither the Company nor the Subsidiaries nor any ERISA Affiliate or any organization to which the Company is a successor or parent corporation within the meaning of Section 4069(b) of ERISA has engaged in any transaction within the meaning of Section 4069 or 4212(c) of ERISA.

        (n)   There are no pending actions, claims or lawsuits that have been asserted or instituted against the Company Plans, the assets of any of the trusts under the Company Plans or the sponsor or administrator of any of the Company Plans, or against any fiduciary of the Company Plans with respect to the operation of any of the Company Plans (other than routine benefit claims), nor does the Company or any Subsidiary have any Knowledge of facts that could form the basis for any such claim or lawsuit.

        (o)   There is no material violation of ERISA, the Code or other applicable Laws with respect to the filing of applicable reports, documents and notices regarding the Company Plans with applicable Governmental Body or the furnishing of such documents to the participants in or beneficiaries of the Company Plans. All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable Laws have been made or taken.

        (p)   None of the Company Plans provides for post-employment life, disability or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required by applicable Law (including, without limitation the Consolidate Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA")), and at the expense of the participant or the participant's beneficiary. Each of the Company and any ERISA Affiliate which maintains a "group health plan" within the meaning Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

        (q)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any Employee, (ii) increase any benefits otherwise payable under any Company Plan or Title IV Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Company Plan or Title IV Plan.

        (r)   Neither the Company nor any of the Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Company Plan or to modify any existing Company Plan.

        (s)   No stock or other security issued by the Company or any of the Subsidiaries forms or has formed a material part of the assets of any Company Plan.

        (t)    Any individual who performs services for the Company or any of the Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company or any of the Subsidiaries for income tax purposes by the Company or any of the Subsidiaries is not an employee for such purposes.

        5.20    UK Pensions.

        (a)   Neither the Company nor any Subsidiary operates or has in the past operated and no proposal has been announced to enter into or establish any arrangement or practice (whether legally enforceable or not and whether tax approved or not) to provide pensions, gratuities, lump sums or other "relevant benefits" within the meaning of Section 612 of the Income and Corporation Taxes Act 1988 to or for the benefit of any of its past or present directors or employees or their dependants and there are no retirement benefit or pension or death benefit or similar schemes or arrangements in relation to which the Company or any Subsidiary contributes.

        (b)   Neither the Company nor any Subsidiary has been issued with or as at the Closing is subject to a contribution notice or financial support direction issued by the UK Pensions Regulator in accordance with its powers under Sections 38 to 51 of the Pensions Act 2004 and neither the Company or any Subsidiary or any person connected with or an associate of the Company or any Subsidiary have committed any act or failure to act which could fall within subsection (5) of Section 38 of the Pensions Act 2004.

        (c)   Neither the Company nor any Subsidiary has or could have any liability arising under Section 75 or Section 75A of the Pensions Act 1995 arising as a result of the Company or the relevant Subsidiary operating or participating in any retirement benefit or pension or similar scheme prior to Closing and neither the Company nor any Subsidiary has any outstanding commitments, obligations or liabilities in connection with the Hay Hall Group Pension Scheme and no payment obligations will or may be triggered as a result of the cessation of participation by the Company and/or any Subsidiary in any such retirement benefit or pension or similar scheme with effect from the Closing Date.

        5.21    Employees.

        (a)   Schedule 5.21 of the Disclosure Schedule sets out or has annexed to it the following details of all employees of the Company and the Subsidiaries:

          (i)    the total number of employees (including those who have been absent for more than a month or are on long term sickness leave, maternity leave or other long term leave of absence and have a contractual or statutory right to return to work);

          (ii)   the full name, age, date of start of employment, period of continuous employment, notice period, job title, salary, bonus, commission, redundancy entitlement and entitlement to any employment or benefits policies including share incentives, share options, profit sharing or other incentive schemes and any other benefits e.g. related to sales, profits or performance;

          (iii)  copies of all contracts of employment or details of any unwritten agreements with each director or employee of the Company and the Subsidiaries earning more than $100,000 per annum;

          (iv)  details of periods of absence and any payments received or due to those employees who have been absent for more than a month or are on long term sickness leave, maternity leave or other long term leave of absence and have a contractual or statutory right to return to work;

          (v)   details of and, where applicable, copies of policy booklets for all share incentive, share option, profit sharing, bonus or other incentive scheme to which any director or employee of the Company and the Subsidiaries is entitled;

          (vi)  full particulars of the terms of all consultancy or other services of personnel (including agency workers) to the Company and the Subsidiaries and of the terms applicable to the secondment or engagement to the Company and the Subsidiaries of any person;

        (b)   Neither the Company nor any of the Subsidiaries has made any loan or advance to any employee, or past or prospective employee, which is outstanding.

        (c)   Neither the Company nor any of the Subsidiaries has recognized, or carried out any act which might be construed as recognizing, a trade union, works council and/or staff association or other body representing employees.

        (d)   There are no terms of employment for any employee of the Company or the Subsidiaries which provide that a change of control of any company shall amount to a breach of contract or entitle an employee to terminate a contract, claim for a payment or benefit or entitle him to treat himself as redundant or otherwise dismissed.

        (e)   Neither the Company nor any of the Subsidiaries has or is proposing to introduce any scheme under which any employee, director or officer of the Company or a Subsidiary is entitled to a commission or remuneration of any other sort calculated by reference to the whole or part of the turnover, profits or sales of the Company or any of the Subsidiaries.

        (f)    Neither the Company nor any of the Subsidiaries operates a profit-related pay scheme as defined in Section 169 ICTA or an approved share option scheme or an approved profit sharing scheme for the purposes of Sections 185 and 186 ICTA.

        (g)   All employment contracts between the Company and the Subsidiaries and their directors or employees are terminable without compensation (except statutory redundancy or statutory compensation for unfair dismissal or discrimination) by either party giving no more than three months' notice.

        (h)   Neither the Company nor any of the Subsidiaries has received or given notice of resignation from or to any officer or employee, and no officer or employee will be entitled under the terms of his control of employment to give notice as a direct result of the provisions of this Agreement, or, to the Knowledge of Sellers, has notified the Company or any of the Subsidiaries of an intention to terminate his employment.

        (i)    The Company and each of the Subsidiaries has in relation to each of its present and former officers and employees:

          (i)    complied in all material respects with its obligations under all relevant laws, rules, regulations and codes of practice having mandatory effect, and each order and award made under statute, regulation, code of conduct and practice relevant to its relations with employees and trade unions and/or employee representatives (including but without limitation concerning health and safety at work) and with any collective agreements from time to time in force;

          (ii)   complied with all the conditions of service of the relevant employee including its obligations to pay all salaries, wages, commissions, bonuses, overtime pay, holiday pay, sick pay, accrued entitlement under incentive schemes, PAYE and national insurance contributions and other benefits of or connected with employment up to the date of this Agreement.

          (iii)  maintained adequate and suitable records regarding the service of each of its employees including (without limitation) details of terms of employment, payments of statutory sick pay and statutory maternity pay, PAYE and National Insurance deductions, disciplinary and health and safety matters, and records of working time;

          (iv)  not incurred any liability in respect of any accident or injury which is not fully covered by insurance.

          (v)   The Company and each of the Subsidiaries has complied with all recommendations made by the Advisory Conciliation and Arbitration Service and with all awards and declarations made by the Central Arbitration Committee.

        (j)    There has not at any time been any actual or, to the Knowledge of Sellers, threatened strike or other industrial action which has disrupted the business of the Company or any of the Subsidiaries and there is no dispute threatened by any trade union or any of the Company's or any of the Subsidiaries' employees or former employees and, to the Knowledge of Sellers, there are no circumstances likely to give rise to such action or dispute.

        (k)   There are no employment tribunal claims outstanding nor has the Company or any Subsidiary received notice (whether written, oral or otherwise) of any such claims threatened against the Company or any of the Subsidiaries by any employee or former employee of the Company or any of the Subsidiaries and the Sellers are not aware of any facts or circumstances that will give rise to such a claim.

        (l)    Neither the Company nor any of the Subsidiaries is liable to make any payment to any present or former employee by way of damages or compensation for loss of office or employment or redundancy or unfair dismissal.

        (m)  There are no current or outstanding actions being taken by an employee or the Company or any of the Subsidiaries in respect of disciplinary or grievance matters.

        (n)   During the period of twelve months ending with the date of this Agreement, neither the Company nor any of the Subsidiaries has given notice of any redundancies to the relevant Secretary of State or started consultations with any trade union or employee representatives under Chapter II, Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992 and neither the Company nor any Subsidiary has failed to comply with any obligation under that Act.

        (o)   During the period of twelve months ending with the date of this Agreement, neither the Company nor any of the Subsidiaries has been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Acquired Right Directive 77/1871 EEC) or failed to comply with a duty to inform and consult a trade union under those Regulations.

        (p)   Neither the Company or any Subsidiary has received any notice (whether written, oral or otherwise) of any enquiries or investigations pending or threatened against the Company or any Subsidiary by the Equal Opportunities Commission, the Commission for Racial Equality, in relation to the Disability Discrimination Act 1995 or by any health and safety enforcement body and, to the Knowledge of Sellers, there are no facts or circumstances which will give rise to such claim or investigation.

        (q)   Save for the Employee Bonuses as more particularly described on Schedule 5.21 of the Disclosure Schedule, there are no amounts owing or payable to any employee in connection with or arising from the transactions contemplated by this Agreement (including, for the avoidance of doubt, the Pre-Sale Reorganisation).

        5.22    Litigation.    There is no Legal Proceeding pending or, to the Knowledge of Sellers, threatened against the Company or any of the Subsidiaries (or to the Knowledge of Sellers, pending or threatened, against any of the officers, directors or employees of the Company or any of the Subsidiaries with respect to their business activities on behalf of the Company), or to which the Company or any of the Subsidiaries is otherwise a party before any Governmental Body; nor to the Knowledge of Sellers is there any reasonable basis for any such Legal Proceeding. Neither the Company nor any of the Subsidiaries is subject to any Order except to the extent the same are not reasonably likely to have a Material Adverse Effect, and neither the Company nor any of the Subsidiaries is engaged in any legal action to recover monies due it or for damages sustained by it other than debt recovery in the Ordinary Course of Business. There are no Legal Proceedings pending or, to the Knowledge of Sellers, threatened that are reasonably likely to prohibit or restrain the ability of Sellers to perform their obligations under this Agreement or consummate the transactions contemplated hereby.

        5.23    Compliance with Laws; Permits and Data Protection.

        (a)   The Company and the Subsidiaries are in compliance in all material respects with all Laws of any Governmental Body applicable to their business, operations or assets. Neither the Company nor any of the Subsidiaries has received any written notice of or been charged with the violation of any Laws. To the Knowledge of Sellers, neither the Company nor any of the Subsidiaries is under investigation with respect to the violation of any Laws and, to the Knowledge of Sellers, there are no facts or circumstances that could reasonably be expected to form the basis for any such violation.

        (b)   Schedule 5.23(b) of the Disclosure Schedule contains a list of all Permits which are required for the operation of the Business as presently conducted ("Company Permits"), other than those the failure of which to possess is immaterial. The Company and the Subsidiaries currently have all Company Permits which are required for the operation of the Business as presently conducted, other than those the failure of which to possess is immaterial. All such Company Permits are valid and subsisting. Neither the Company nor any of the Subsidiaries is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Company Permit, and to the Knowledge of Sellers, none of the Company Permits will be impaired or in any way affected by the consummation of the transactions contemplated by this Agreement.

        (c)   The Company and each of the Subsidiaries has complied in all material respects with all relevant requirements under the Data Protection Act 1998.

        (d)   Neither the Company nor any of the Subsidiaries has received notice from, nor been subject to, enquiries by the Information Commissioner regarding non-compliance or alleged non-compliance by the Company or any of the Subsidiaries with any provision of the Data Protection Act 1998.

        (e)   No individual has alleged that the Company or any of the Subsidiaries has failed to comply with the provisions of the Data Protection Act 1998 or claimed compensation from the Company or any of the Subsidiaries under that Act, including for unauthorized disclosure of personal data.

        (f)    The personal data held by the Company or a Subsidiary as applicable, that will be transferred to the Purchaser has been processed in accordance with the Data Protection Act 1998 in all material respects, and the transfer of the personal data to the Purchaser is within the ambit of the Company's and each of the Subsidiaries' notification.

        (g)   All references to the Data Protection Act 1998 within this section include all regulations and codes of practices thereunder.

        5.24    Environmental Matters.    Except as set forth on Schedule 5.24 of the Disclosure Schedule hereto or conditions that would not reasonably be expected to result in the Company or the Subsidiaries incurring material unbudgeted Environmental Costs and Liabilities:

          (a)   the operations of the Company or the Subsidiaries, with respect to the Business, are and have been in compliance with all applicable Environmental Laws which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits necessary to operate the Business and no action or proceeding is pending or, to the Knowledge of Sellers, threatened to revoke, modify or terminate any such Environmental Permit, and, to the Knowledge of Sellers, no facts, circumstances or conditions currently exist that could reasonably be expected to adversely affect such continued compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits;

          (b)   neither the Company nor any of the Subsidiaries is the subject of any outstanding written Order or Contract with any governmental authority or person with respect to (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

          (c)   no claim is pending, or to the Knowledge of Sellers, threatened against the Company or any of the Subsidiaries alleging either or both that the Company or any of the Subsidiaries may be in material violation of any Environmental Law or Environmental Permit, or may have any material liability under any Environmental Law;

          (d)   to the Knowledge of Sellers, no facts, circumstances or conditions currently exist with respect to the Company or any of the Subsidiaries or any property currently or formerly owned, operated or leased by the Company or any of the Subsidiaries or any property to which the Company or any of the Subsidiaries arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company or any of the Subsidiaries incurring material unbudgeted Environmental Costs and Liabilities; provided that this warranty shall not be taken to imply that any environmental survey has been commissioned by the Sellers for the specific purpose of considering the accuracy of this warranty;

          (e)   there are no investigations of the business, operations, or currently or, to the Knowledge of Sellers, previously owned, operated or leased property of the Company or any of the Subsidiaries pending or, to the Knowledge of Sellers, threatened which could reasonably be expected to result in the Company or the Subsidiaries incurring any material Environmental Costs and Liabilities or resulting in the imposition of any Liens under Environmental Law on any Company Property;

          (f)    the transactions contemplated hereunder do not require the consent of or filings with any Governmental Body with jurisdiction over Sellers and environmental matters;

          (g)   neither the Company nor any of the Subsidiaries has manufactured or otherwise distributed in commerce any products containing asbestos or has been named as a defendant in any lawsuit seeking damages as a result of exposure to asbestos or asbestos-containing materials.

          (h)   Sellers have provided to Purchaser all material environmentally related audits, studies, reports, analyses, and results of investigations or assessments which, to the Knowledge of Sellers, are in the possession of the Sellers that have been performed with respect to the currently or previously owned, leased or operated properties of the Company or any of the Subsidiaries and any material documentation related to any outstanding unresolved Environmental Costs and Liabilities.

        5.25    Insurance.    The Company and the Subsidiaries have insurance policies in full force and effect for such amounts as are sufficient for all requirements of Law and all agreements to which the

Company or any of the Subsidiaries is a party or by which it is bound. Set forth in Schedule 5.25 of the Disclosure Schedule is a complete and an accurate list and accurate and complete copies of all policies now in force of all insurance policies and all fidelity bonds maintained by the Company or any of the Subsidiaries. Except as set forth on Schedule 5.25 of the Disclosure Schedule, no event relating to the Company or any of the Subsidiaries has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two (2) years and, to the Knowledge of Sellers, no threat has been made to cancel any insurance policy of the Company or any of the Subsidiaries during such period. Except as noted on Schedule 5.25 of the Disclosure Schedule, all such insurance will remain in full force and effect immediately following the consummation of the transactions contemplated hereby. No event has occurred, including, without limitation, the failure by the Company or any of the Subsidiaries to give any notice or information or the Company or any of the Subsidiaries giving any inaccurate or erroneous notice or information, which has rendered or, in the reasonable opinion of the Sellers, may render such insurance policies void or voidable.

        5.26    Inventories.

        (a)   The inventories of the Company and the Subsidiaries are in good and marketable condition, and are usable and of a quantity and quality saleable in the Ordinary Course of Business. The inventories of the Company and the Subsidiaries set forth in the Balance Sheet were valued at the lower of cost (on a FIFO/LIFO basis) or market and were properly stated therein in accordance with GAAP consistently applied. Adequate reserves have been reflected in the Balance Sheet for obsolete, excess, damaged or otherwise unusable inventory, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. The inventories of the Company and the Subsidiaries constitute sufficient quantities for the normal operation of the Business in accordance with past practice.

        5.27    Accounts and Notes Receivable and Payable.

        (a)   All accounts and notes receivable of the Company and the Subsidiaries have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice and are payable on ordinary trade terms. All accounts and notes receivable of the Company and the Subsidiaries reflected on the Balance Sheet are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. All accounts and notes receivable arising after the Balance Sheet Date are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. None of the accounts or the notes receivable of the Company or any of the Subsidiaries (i) are subject to any setoffs or counterclaims or (ii) represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

        (b)   All accounts payable of the Company and the Subsidiaries reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable.

        5.28    Related Party Transactions.    No employee, officer, director, shareholder, partner or member of the Company or any of the Subsidiaries, any member of his or her immediate family or any of their respective Affiliates ("Related Persons") (i) owes any amount to the Company or any of the Subsidiaries nor does the Company or any of the Subsidiaries owe any amount to, or has the Company or any of the Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with the Company or any of the Subsidiaries (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by the Company or any of the Subsidiaries (other than employment agreements set forth on Schedule 5.21 or (iv) to the Knowledge of Sellers, has any claim or cause of action against the Company or any of the Subsidiaries.

        5.29    Customers and Suppliers.

        (a)   Schedule 5.29(a) of the Disclosure Schedule sets forth a list of the ten (10) largest customers and the ten (10) largest suppliers of the Company and each of the Subsidiaries, as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal years ended December 31, 2003 and December 31, 2004, showing the approximate total sales by the Company and each of the Subsidiaries to each such customer and the approximate total purchases by the Company and each of the Subsidiaries from each such supplier, during such period.

        (b)   Since the Balance Sheet Date, no customer or supplier listed on Schedule 5.29(a) of the Disclosure Schedule has terminated its relationship with the Company or any of the Subsidiaries or materially changed its terms of business with the Company or any of the Subsidiaries and, to the Knowledge of Sellers, no customer or supplier listed on Schedule 5.29(a) of the Disclosure Schedule has notified the Company or any of the Subsidiaries that it intends to terminate or materially change its terms of business with the Company or any of the Subsidiaries.

        5.30    Product Warranty; Product Liability.

        (a)   Except as set forth on Schedule 5.30(a) of the Disclosure Schedule, each product manufactured, sold or delivered by the Company or any of the Subsidiaries in conducting the Business has been in conformity with all product specifications and all express and implied warranties. Neither the Company nor any of the Subsidiaries has any liability for replacement or repair of any such products or other damages in connection therewith or any other customer or product obligations not reserved against on the Balance Sheet. Neither the Company nor any of the Subsidiaries has sold any products or delivered any services that included a warranty for a period of longer than 18 months.

        (b)   Neither the Company nor any of the Subsidiaries has committed any act or failed to commit any act, which would result in, and there has been no occurrence which would give rise to or form the basis of, any product liability or liability for breach of warranty (whether covered by insurance or not) on the part of the Company or any of the Subsidiaries with respect to products designed, manufactured, assembled, repaired, maintained, delivered or installed or services rendered prior to the Closing.

        5.31    Banks.    Schedule 5.31 of the Disclosure Schedule contains a complete and correct list of the names and locations of all banks in which the Company or any of the Subsidiaries has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. No person holds a power of attorney to act on behalf of the Company or any of the Subsidiaries.

        5.32    Financial and Other Advisors.    Except as set forth on Schedule 5.32 of the Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Sellers in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof. Schedule 5.32 of the Disclosure Schedule sets forth all brokers, counsel, accountants, investment banks and other advisors entitled to any Company's Transaction Expenses, and the Seller's good faith estimate of all Company's Transaction Expenses expected to be incurred in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Seller Documents and the transactions contemplated hereby and thereby.

        5.33    Insolvency and Winding Up

        (a)   No Corporate Insolvency Event has occurred in relation to the Company or any of the Subsidiaries or any Seller that is a corporate entity or any individual Seller.

        (b)   No procedure has been commenced by the registrar of companies or any other person with a view to striking off the Company or any of the Subsidiaries under Section 652 of the Companies Act.

        (c)   Neither the Company nor any of the Subsidiaries has at any time during the two years preceding the date of this Agreement entered into a transaction with any person at an undervalue as defined in Section 238 of the Insolvency Act 1986 nor has it given or been given any preference as defined in Section 239 of the Insolvency Act 1986.

        5.34    Competition and Trade Regulation Law

        (a)   Neither the Company nor any of the Subsidiaries is or has been a party to or is or has been concerned in any agreement or arrangement or is conducting or has conducted itself (whether by omission or otherwise) in a manner which:

  (i)
  has been registered under the RTPA;

  (ii)
  infringes Section 2 or Section 18 of the Competition Act 1998;

  (iii)
  infringes Article 81 or 82 of the Treaty establishing the European Economic Community or any other anti-trust or similar legislation in any jurisdiction in which the Company or any of the Subsidiaries has assets or carries or intends to carry on business or where its activities may have an effect; or

  (iv)
  is registrable, unenforceable or void (whether in whole or in part) or renders any of them liable to civil, criminal or administrative proceedings by virtue of any Antitrust Laws in any jurisdiction in which the Company or any of the Subsidiaries has assets or carries on or intends to carry on business or where its activities may have an effect.

        (b)   Neither the Company nor any of the Subsidiaries has given an undertaking to, or is subject to any Order of, or has received any request for information from, or, to the Knowledge of Sellers, is subject to an investigation by, any Governmental Authority (including, without limitation, any national competition authority and the Commission of the European Community) under any Antitrust Laws in any jurisdiction in which the Company or any of the Subsidiaries has assets or carries on or intends to carry on business or where its activities may have an effect.

        (c)   Neither the Company or any of the Subsidiaries is or has been a party to or is or has been concerned in any agreement or arrangement in respect of which:

  (i)
  an application for guidance has been made to and/or a decision has been made by the Office of Fair Trading; or

  (ii)
  an application for negative clearance and/or exemption has been made to the Commission of the European Community.

        (d)   No officer, director or authorized employee, agent or representative of the Company or the Subsidiaries has agreed to make or implement or cause to be made or implemented any arrangement of the kind set out in Section 188(2) of the Enterprise Act 2002.

        (e)   None of the business or activities of the Company or any of the Subsidiaries as currently conducted could give rise to the imposition of any anti-dumping duty or other sanction under any trade regulation legislation in respect of any products manufactured by the Company or any of the Subsidiaries or in which the Company or any of the Subsidiaries trades.

        (f)    No anti-dumping duty regime or other sanction under any trade regulation legislation is or has been in force in any area in or to which the Company or any of the Subsidiaries manufactures, trades or sells in respect of products manufactured by the Company or any of the Subsidiaries or in which the Company or any of the Subsidiaries trades.

        (g)   No undertaking has been given by the Company or any of the Subsidiaries to any governmental authority (including, without limitation, the authorities of the European Community) under any anti-dumping or other trade regulation legislation.

        (h)   Neither the Company or any of the Subsidiaries is or has been in receipt of any aid which could be construed as falling within Article 87(1) of the Treaty establishing the European Economic Community other than:

        (i)    aid in operation at the date of UK Accession to the Community which is treated as existing aid pursuant to Article 88(1); or

  (ii)
  aid or any alteration to existing aid falling within Article 87(3) which has been duly notified to the Commission of the European Community pursuant to Article 88(3).

        (i)    Neither the Company or any of the Subsidiaries is or has been in receipt of any aid which could be construed as falling within Article 4(c) of the ECSC Treaty other than aid duly notified to, and, where required by any regulation, approved by, the Commission of the European Community.

        (j)    Neither the Company or any of the Subsidiaries is aware of any investigation complaint, action or negative decision in relation to the receipt or alleged receipt by any of them of any aid or alleged aid or of any such threatened investigation, complaint, action or negative decision.

        5.35    Foreign Corrupt Trade Practices Act

        (a)   Neither the Company nor any of the Subsidiaries, nor any of their respective officers, directors or authorised employees, agents or representatives has authorized the payment of any bribes.

        (b)   There is not now, and, to the Knowledge of Sellers, there has never been, any employment by the Company or any of the Subsidiaries of, or beneficial ownership in the Company or any of the Subsidiaries by, any governmental or political official.

        5.36    Unusual or Onerous Commitments

        (a)   Neither the Company nor the Subsidiaries is under any obligation, nor party to any agreement or arrangement which:

  (i)
  in the reasonable opinion of Sellers cannot be fulfilled or performed by it on time and without undue or unusual expenditure of money or effort;

  (ii)
  restricts its freedom to carry on its business or to use or exploit its assets in any part of the world in such a manner as it may see fit;

  (iii)
  provides for the grant by or to the Company or the Subsidiaries of sole or exclusive rights;

  (iv)
  in the reasonable opinion of Sellers cannot be performed in accordance with its terms within six months of the date on which it was entered or undertaken or is of a duration which exceeds that which is normal in the circumstances;

  (v)
  cannot be terminated by the Company or its Subsidiaries on less than three months' notice in accordance with its terms; provided, however, that this warranty shall not apply to agreements with distributors that are (i) in substantially the same form as the Company or any of its Subsidiaries' standard form of distribution agreement, or (ii) entered in the Ordinary Course of Business;

  (vi)
  will be terminated in the event of change in the underlying ownership or control of the Company or the Subsidiaries or would be materially affected by such change;

  (vii)
  was entered into or carried out other than in the ordinary or usual course of business or by way of a bargain at arm's length;

  (viii)
  is of a value which has material consequences in terms of expenditure or revenue expectations or is expected to result in a loss to the Company or the Subsidiaries on completion;

  (ix)
  provides for the Company or the Subsidiaries to receive any sum, right or other asset, or discharge any liability, whose amount or value is expressed in or by reference to any currency other than sterling or any change in foreign exchange rates;

  (x)
  is for any sale or purchase option or similar agreement or arrangement affecting any assets owned or used by the Company or the Subsidiaries; or

  (xi)
  is for the provision of management or similar services to the Company or the Subsidiaries and which is not terminable by the Company or the Subsidiaries on less than three months notice without compensation.

        (b)   Neither the Company nor its Subsidiaries (excluding Rathi Turboflex Pty Ltd) are subject to any shareholder or investor agreements or arrangements and any shareholder or investor arrangements previously in force have been validly terminated with no liability attaching to the Company or the relevant Subsidiary.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser hereby represents and warrants to Sellers that each of the following representations and warranties is true and accurate at the date of this agreement and such representations and warranties shall be deemed to be repeated on the Closing Date:

        6.1    Organization and Good Standing.    Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

        6.2    Authorization of Agreement.    Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the "Purchaser Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

        6.3    Conflicts; Consents of Third Parties.

        (a)   Except as set forth on Schedule 6.3(a) hereto, neither of the execution and delivery by Purchaser of this Agreement and of the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, nor the compliance by Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws of Purchaser, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which Purchaser is a party or by which Purchaser or its properties or assets are bound or (iii) violate any statute, rule, regulation or Order of any Governmental Body by which Purchaser is bound, except, in the case of clauses (ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

        (b)   No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof, except for (i) compliance with the applicable requirements of Antitrust Laws, to the extent applicable, and (ii) such consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings, or notifications that, if not obtained, made or given, would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

        6.4    Litigation.    There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or the Purchaser Documents or consummate the transactions contemplated hereby and thereby.

        6.5    Investment Intention.    Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act") thereof. Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

        6.6    Financial Advisors.    No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

ARTICLE VII

COVENANTS

        7.1    Access to Information.    Sellers shall, and Sellers shall cause the Company and the Subsidiaries to, afford to Purchaser and its accountants, counsel, financial advisors and other representatives, and to prospective lenders, placement agents and other financing sources and each of their respective representatives, reasonable access, during normal business hours upon reasonable notice throughout the period prior to the Closing, to their respective properties and facilities (including all real property owned or leased by the Company and the Subsidiaries and the buildings, structures, fixtures, appurtenances and improvements erected, attached or located thereon), books, financial information (including working papers and data in the possession of the Company's independent public accountants, internal audit reports, and "management letters" from such accountants with respect to the Company's systems of internal control), Contracts, commitments and records and, during such period, shall furnish promptly such information concerning its businesses, properties and personnel as Purchaser shall reasonably request; provided, however, such investigation shall not unreasonably disrupt the Company's or the Subsidiaries' operations; provided, further, that any request for access shall be initiated through Philip Baldrey. Prior to the Closing, Sellers shall generally keep Purchaser informed as to all material matters involving the Business. Sellers shall authorize and direct the appropriate directors, managers and employees of the Company and each other Subsidiary to discuss matters involving the Business of the Company or other Subsidiary with representatives of Purchaser and its prospective lenders or placement agents and other financial sources, provided, further, that any such discussions shall be initiated through Philip Baldrey. All nonpublic information provided to, or obtained by, Purchaser in connection with the transactions contemplated hereby shall be "Proprietary Information" for purposes of the existing Nondisclosure Agreement by and among Purchaser and the Company (the "Nondisclosure Agreement"), the terms of which shall continue in force in accordance with its terms; provided that Purchaser and the Company may disclose such information as may be necessary in connection with (i) seeking necessary consents and approvals as contemplated hereby and (ii) completing the Financing. Notwithstanding the foregoing, Sellers shall not be required to provide any information which it reasonably believes it may not provide to Purchaser by reason of applicable Law or the rules and regulations of any Governmental Body. No information provided to or obtained by Purchaser pursuant to this Section 7.1 shall limit or otherwise affect the remedies available hereunder to Purchaser (including, but not limited to, Purchaser's right to seek indemnification pursuant to Article IX), or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

        7.2    Conduct of the Business Pending the Closing.

        (a)   Except as otherwise expressly provided in this Agreement, or as expressly required to effect the Pre-Sale Reorganization or with the prior written consent of Purchaser (such consent not to be unreasonably withheld or delayed), Sellers shall, and Sellers shall cause the Company and the Subsidiaries, pending Closing, to:

          (i)    conduct the Business only in the Ordinary Course of Business;

          (ii)   use their commercially reasonable efforts to preserve its present business operations, organization (including officers and employees) and goodwill of the Company and the Subsidiaries;

          (iii)  maintain (A) all of the properties and assets (whether tangible or intangible) of the Company and the Subsidiaries in their current condition, ordinary wear and tear excepted, and (B) insurance upon all of the properties and assets (whether tangible or intangible) of the Company and the Subsidiaries in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

          (iv)  (A) maintain the books, accounts and records of the Company, the Company and the Subsidiaries in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations of the Company and the Subsidiaries;

          (v)   subject to Section 7.2(xi), make on a timely basis and not delay the making of planned capital expenditures; and

          (vi)  comply in all material respects with all applicable Laws.

        (b)   Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or with the prior written consent of Purchaser (such consent not to be unreasonably withheld or delayed), Sellers shall not, and Sellers shall cause the Company and the Subsidiaries not to:

          (i)    declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of, or other ownership interests in, the Company or any of the Subsidiaries or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company or any of the Subsidiaries;

          (ii)   transfer, issue, sell, pledge, encumber or dispose of any shares of capital stock or other securities of, or interests in, the Company or any of the Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of, or interests in, the Company or any of the Subsidiaries;

          (iii)  effect any recapitalization, reclassification, stock split, combination or like change in the capitalization of the Company or any of the Subsidiaries, or amend the terms of any outstanding securities of the Company or any of the Subsidiaries;

          (iv)  amend the memorandum of association, articles of association, certificate of incorporation or by-laws or equivalent organizational documents of the Company or any of the Subsidiaries;

          (v)   other than in the Ordinary Course of Business (A) increase the salary or other compensation of any officer or employee of the Company or any of the Subsidiaries, except for normal year-end increases, (B) grant any unusual or extraordinary bonus (excluding any Employee Bonus), benefit or other direct or indirect compensation to any employee, director or consultant, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or any of the Subsidiaries or otherwise modify or amend or terminate any such plan or arrangement or (D) enter into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any directors or officers of the Company or any of the Subsidiaries (or amend any such agreement to which the Company or any of the Subsidiaries is a party);

          (vi)  (A) create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently, or otherwise) any Indebtedness; (B) except in the Ordinary Course of Business, pay, repay, discharge, purchase, repurchase or satisfy any Indebtedness issued or guaranteed by the Company or any of the Subsidiaries; (C) modify the terms of any Indebtedness or other Liability; or (D) make any loans, advances of capital contributions to, or investments in, any other Person (other than to wholly-owned Subsidiaries in the Ordinary Course of Business);

          (vii) subject to any Lien or otherwise encumber or, except for Permitted Exceptions, permit, allow or suffer to be encumbered, any of the properties or assets (whether tangible or intangible) of the Company or any of the Subsidiaries;

          (viii) acquire any material properties or assets (whether tangible or intangible) or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets (whether tangible or intangible) of the Company and the Subsidiaries, other than in the Ordinary Course of Business or in connection with the Pre-Sale Reorganisation;

          (ix)  enter into or agree to enter into any merger or consolidation with, any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person;

          (x)   cancel or compromise any debt or claim or waive or release any material right of the Company or any of the Subsidiaries except in the Ordinary Course of Business;

          (xi)  enter into any commitment for capital expenditures of the Company and the Subsidiaries in excess of $50,000 for any individual commitment and $100,000 for all commitments in the aggregate;

          (xii) enter into, modify or terminate any labor or collective bargaining agreement of the Company or any of the Subsidiaries or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company or any of the Subsidiaries;

          (xiii) introduce any material change with respect to the operation of the Company or any of the Subsidiaries, including any material change in the types, nature, composition or quality of its products or services, or, other than in the Ordinary Course of Business, make any change in product specifications or prices or terms of distributions of such products;

          (xiv) except for transfers of cash pursuant to normal cash management practices in the Ordinary Course of Business, permit the Company or any of the Subsidiaries to make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with any Affiliate of the Company or any of the Subsidiaries, or any director, officer or employee of the Company or any of the Subsidiaries;

          (xv) make a change in its accounting or Tax reporting principles, methods or policies other than in the Ordinary Course of Business;

          (xvi) other than in the Ordinary Course of Business, make or revoke any material Tax election, or settle or compromise any material Tax liability or enter into a settlement or compromise with respect thereto, or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes;

          (xvii) enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of Business, or the ability of the Company or any of the Subsidiaries to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;

          (xviii) terminate, amend, restate, supplement or waive any rights under any Permit, Material Contract, Real Property Lease, Personal Property Lease or Intellectual Property License, other than in the Ordinary Course of Business;

          (xix) settle or compromise any pending or threatened Legal Proceeding or any claim or claims for, or that would result in a loss of revenue of, an amount that could, individually or in the aggregate, reasonably be expected to be greater than $50,000;

          (xx) change or modify its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other liabilities; |

          (xxi) take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement; and

          (xxii) agree to do anything (A) prohibited by this Section 7.2(b) or (B) that would be reasonably expected to have a Material Adverse Effect.

        7.3    Consents.    Sellers shall use, and Sellers shall cause the Company and the Subsidiaries to use, their commercially reasonable efforts to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement and in connection with the Pre-Sale Reorganisation, including the consents and approvals referred to in Section 5.7 and 6.3 hereof.

        7.4    Lease Agreement.    Prior to Closing, the Sellers will procure, at the cost of the landlord, the preparation of a schedule of condition in respect of those parts of the property at East Mill, Brechin, Angus which are to be leased to Matrix International Limited (f/k/a Matrix Engineering Limited) pursuant to the Lease Agreement. The schedule of condition shall be prepared by, or under the supervision of, a fellow of the Scottish branch of The Royal Institution of Chartered Surveyors and may be photographic, written or both as such surveyor shall in his expert opinion decide. The Purchaser and the Sellers shall use reasonable endeavours to reach agreement on the terms of the schedule of condition prior to Closing and the Purchaser shall have the opportunity to comment upon a draft of the schedule.

        7.5    Further Assurances.    Each of Sellers and Purchaser shall, and Sellers shall cause the Company and each of the Subsidiaries to, use its commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

        7.6    No Shop.    During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Article IV, neither Sellers nor any of their Affiliates nor any of their respective officers, employees, representatives or agents, shall, directly or indirectly, solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to, or otherwise cooperate in any manner with, any Person (other than Purchaser and Purchaser's representatives) concerning any purchase of the Business or any of the equity interests of any of the Company or the Subsidiaries, any merger involving or affecting the Business, the Company or any of the Subsidiaries, any sale of all or substantially all of the assets of the Business, the Company or any of the Subsidiaries (in one transaction or a series of related transactions) (other than assets sold in the Ordinary Course of Business).

        7.7    Non-Competition; Non-Solicitation; Confidentiality.

        (a)   For a period two (2) years from and after the Closing Date, each of the Sellers severally covenants that he shall not, and shall cause his Affiliates not to, directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the Business or that otherwise competes with the Company or any of the Subsidiaries (a "Restricted Business"); provided, however, that the restrictions contained in this Section 7.7(a) shall not (i) restrict the acquisition by Sellers, directly or indirectly, of less than 10% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business or (ii) restrict the operation by Sellers of the Engineered Systems Business as such business is currently conducted. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing may be inadequate and that Purchaser, in addition to any other relief available to it, may be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.

        (b)   For a period three (3) years from and after the Closing Date, each of the Sellers severally covenants that he shall not, and shall cause his Affiliates not to, directly or indirectly: (i) cause, solicit, induce or encourage any Key Employee to leave his employment with the Company or any Subsidiary or offer employment to or employ or conclude any contract for services with any Key Employees of the Company or the Subsidiaries who are or become employees of Purchaser or its Affiliates; or (ii) cause, induce or encourage any material client, customer, supplier, or licensor of the Business to terminate or modify any such actual or prospective relationship; provided, however, that nothing in this Section 7.7(b) shall prevent Matrix Engineering Systems Limited (f/k/a Matrix International Limited) from continuing to provide services that do not compete directly with the Business to Goss Graphics Limited.

        (c)   Each Seller severally covenants that it shall not, from and after the Closing Date, and shall use its respective best efforts to cause its Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser or use or otherwise exploit for its own benefit or for the benefit of anyone other than Purchaser, any Confidential Information (as defined below). Sellers shall not have any obligation to keep confidential (or cause its officers, directors or Affiliates to keep confidential) any Confidential Information if and to the extent disclosure thereof is specifically required by Law or Order or pursuant to the regulations of any securities exchange; provided, however, that in the event disclosure is required by applicable Law or Order or pursuant to the regulations of any securities exchange, the Sellers shall, to the extent reasonably possible, provide Purchaser with reasonably prompt notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective order. For purposes of this Section 7.7(c), "Confidential Information" shall mean any confidential information with respect to the Business, the Company or any of the Subsidiaries, including methods of operation, customer lists, products, prices, fees, costs, Technology, inventions, Trade Secrets, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. "Confidential Information" does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

        (d)   The covenants and undertakings contained in this Section 7.7 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 7.7 may cause irreparable injury to the parties, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Therefore, Purchaser may seek an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 7.7. The rights and remedies provided by this Section 7.7 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity.

        (e)   Each covenant and undertaking contained in Section 7.7 shall be read and construed independently of the other undertakings herein, as an entirely separate and severable undertaking.

        (f)    Even though the covenants and undertakings in Section 7.7 are considered by the parties to be reasonable in all the circumstances, the parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 7.7 is unreasonable, arbitrary or against public policy, then a lesser period of time, geographical area, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

        7.8    Preservation of Records.    The Sellers and Purchaser agree that each of them shall (and shall cause the Company and the Subsidiaries to) preserve and keep the records held by them relating to the Business for a period of seven (7) years from the Closing Date and shall make such records and personnel available to the other upon demand as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of the Sellers, the Company or the Subsidiaries or Purchaser or any of their Affiliates or in order to enable the Sellers or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event the Sellers or Purchaser wishes to destroy (or permit to be destroyed) such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

        7.9    Publicity.

        (a)   Neither Sellers or Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Purchaser or its Affiliates lists securities, provided that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the text thereof.

        (b)   Each of Purchaser and Sellers agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law or Order or pursuant to the regulations of any securities exchange and only to the extent required by such Law. In the event that such disclosure, availability or filing is required by applicable Law, each of Purchaser and Sellers agrees to use its commercially reasonable efforts to obtain "confidential treatment" of this Agreement and to redact such terms of this Agreement the other party shall reasonably request.

        7.10    Use of Name.    Sellers hereby agree that upon the consummation of the transactions contemplated hereby, Purchaser shall have the sole and exclusive right to the use of the Marks listed on Schedule 5.17(a) of the Disclosure Schedule (the "Company Marks"). Sellers shall not, and shall not permit their Affiliates to, use any of the Company Marks. Sellers shall, and shall cause their Affiliates to, immediately after the Closing, cease to hold itself out as having any affiliation with the Company or any of its Affiliates.

        7.11    Cooperation with Financing.    In order to assist with obtaining the debt financing to be used in connection with the transactions contemplated hereby (the "Financing"), Sellers shall, and Sellers shall cause the Company and the Subsidiaries to, provide such assistance and cooperation as Purchaser and its Affiliates may reasonably request, including, but not limited to, (i) assisting Purchaser in preparing any prospectus offering memorandum or similar document, cooperating with initial purchasers or placements agents, (ii) making senior management of Sellers, the Company and the Subsidiaries reasonably available for customary telephonic "roadshow" presentations, lender meetings and rating agencies presentations, (iii) cooperating with prospective lenders, underwriters, placement agents or initial purchasers in performing their due diligence, and (iv) help procure other definitive financing documents or other reasonably requested certificates or documents, including a customary certificate of the chief financial officer of the Company with respect to solvency matters, legal opinions and real estate title documentation. Purchaser agrees to reimburse Sellers for any out-of-pocket expenses incurred by Sellers in connection with such assistance and cooperation with the Financing.

        7.12    Related-Party Transactions with Non-Management Affiliates.    On or prior to the Closing Date, the Company and the Subsidiaries shall terminate all Contracts with Affiliates and their respective Affiliates (other than (i) those Contracts set forth on Schedule 7.12 and (ii) Contracts between the Company and the Subsidiaries, Contracts between the Company and the Subsidiaries and their respective officers and employees and Contracts whose continuance Purchaser has approved in writing) and deliver releases executed by such Affiliates with whom the Company has terminated such Contracts pursuant to this Section 7.12 providing that no further payments are due, or may become due, under or in respect of any such terminated Contacts; provided that in no event shall the Company or any of the Subsidiaries pay any consideration with respect to any such termination or release.

        7.13    Notification of Certain Matters.    Sellers shall give notice to Purchaser and Purchaser shall give notice to Sellers, as promptly as reasonably practicable upon becoming aware of (a) any occurrence, or failure to occur, of any event, which occurrence or failure to occur has caused or is reasonably likely to cause any representation or warranty in this Agreement made by it to be untrue or inaccurate in any respect at any time after the date hereof and prior to the Closing, except where such occurrences or failures to occur could not, individually or in the aggregate, reasonably be expected to result in a failure of the conditions set forth in Section 8.1(a) or 8.2(a), as applicable, to be satisfied and (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided that the delivery of any notice pursuant to this Section 7.13(a) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

        7.14    Debt.    No later than three (3) Business Days prior to the Closing Date (the "Debt Determination Date"), the Sellers will provide Purchaser with customary pay-off letters or deeds of release or other applicable documentation from all holders of Indebtedness (including the Bank Debt) to be repaid as of the Closing, and make arrangements reasonably satisfactory to Purchaser for such holders to provide to Purchaser recordable form mortgage and lien releases, canceled notes and other documents reasonably requested by Purchaser prior to the Closing.

        7.15    Tax Credits.    Purchaser shall, and shall procure that the Company or the relevant Subsidiary shall, promptly repay to Sellers an amount equal to the actual savings of United Kingdom Taxes which arise as a result of the utilization of a deduction from taxable profits available in respect of (a) payments other than those made to the Hay Hall Group Pension Scheme made by the Company or any Subsidiary prior to the Closing (where such utilization occurs within 36 months following the Closing Date) or (b) payments made to the Hay Hall Group Pension Scheme (where such utilization occurs within 48 months following the Closing Date), in each case other than (i) any saving relating to Taxes for which the Sellers would otherwise be liable under this Agreement, and (ii) any saving which has been reflected in the Closing Balance Sheet (a "Tax Credit"). For the purposes of the preceding sentence, a payment made by way of cheque where the cheque is signed on behalf of the Company or the relevant Subsidiary and dated before Closing, but where the cheque is cleared following Closing, shall be treated as made before Closing. The Purchaser shall, and shall procure that the Company or the relevant Subsidiary shall, use its commercially reasonable efforts to fully utilize the Tax Credit within 12 months following the Closing Date to the extent permitted by law. For a period of 36 months following the Closing Date (or, in the case of a Tax Credit relating to a payment to the Hay Hall Group Pension Scheme, for a period of 48 months following the Closing Date), the Purchaser shall, and shall procure that the Company or the relevant Subsidiary shall, use its commercially reasonable efforts to utilize the Tax Credit in priority to other credits or reliefs that may be available and shall use its commercially reasonable efforts to avoid taking any action that may result in the loss or reduction in the amount of the Tax Credit or which would result in any material delay in its utilization; provided that no action shall be required to be taken by the Purchaser, Company or any Subsidiary under this Section 7.15 where either (i) any such action would have a material adverse effect on the Tax position of the Company or the Subsidiaries or (ii) any such action would otherwise have a material adverse effect on the ability of the Purchaser, Company or any Subsidiary to conduct and/or develop their respective businesses. Purchaser agrees with the Sellers to provide the Sellers promptly with such information as they may reasonably request for the purposes of establishing whether any Tax Credit has been utilized as provided for in this Section 7.15, such information to include (if the Sellers so reasonably request) copies of any tax returns or tax computations prepared for or filed by the Company or any of the Subsidiaries. To the extent, however, that it is subsequently determined (on audit or otherwise) at any time prior to the sixth anniversary of the end of the Straddle Period, that a Tax Credit is not available in circumstances where a payment has been made (or is treated as having been made), the Sellers shall be required to promptly repay to Purchaser an amount equal to that portion of that Tax Credit which is no longer available.

        7.16    Updated Disclosure Schedule.    No later than three (3) Business Days prior to the Closing Date, the Sellers will provide Purchaser with a draft of the Updated Disclosure Schedule, which draft Updated Disclosure Schedule shall be subject to review, finalization and agreement (not to be unreasonably withheld) by Purchaser prior to the Closing. It is agreed by the parties that the Updated Disclosure Schedule shall only contain reference to matters arising in respect of the period after the date of this Agreement.

        7.17    Pre-Sale Reorganisation.    If, at the Closing, any of the assets to be transferred pursuant to the transactions contemplated under the Pre-Sale Reorganisation have not been transferred, the Sellers shall procure that such assets will be transferred as soon as possible thereafter. Until the relevant third party consent in relation to any contract has been obtained or achieved under the Pre-Sale Reorganisation, the Sellers shall do each act and thing reasonably requested by the Purchaser to enable proper performance of that contract and to provide for the Purchaser or the relevant member of the Group to enjoy the benefit of that contract.

ARTICLE VIII

CONDITIONS TO CLOSING

        8.1    Conditions Precedent to Obligations of Purchaser.    The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions precedent (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

        (a)   the representations and warranties of Sellers contained herein shall be true and correct (without giving effect to any materiality, "Material Adverse Effect" or similar qualification) at and as of the date of this Agreement and at and as of the Closing Date as though then made (other than those representations and warranties made as of a particular date, which shall be true and correct at and as of such date), except where the failure of such representations and warranties to be so true and correct would not, in the aggregate, have a Material Adverse Effect;

        (b)   Sellers and Purchaser shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them prior to the Closing Date;

        (c)   there shall not have been or occurred any event, change, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect since the Accounts Date (except as otherwise expressly set forth in the Disclosure Schedule delivered on the date of this Agreement);

        (d)   no Legal Proceedings shall have been instituted or threatened or claim or demand made against Sellers, the Company or any of the Subsidiaries, or Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

        (e)   Purchaser shall have received written evidence that the Pre-Sale Reorganisation has been completed in a manner acceptable to Purchaser in its reasonable discretion including, without limitation, evidence that all the approvals and requirements of ss151 to 156 of the Companies Act have been complied with by each relevant member of the Group in respect of the transactions contemplated hereunder;

        (f)    Sellers shall have obtained those consents listed on Schedule 8.1(f) in a form satisfactory to Purchaser;

        (g)   Purchaser shall have received evidence to its reasonable satisfaction that (i) the sale and purchase of the Minority Shares has been completed pursuant to the terms of the Minority Share Purchase Agreements, and (ii) the Sellers are registered in the register of members of the Company as the legal and beneficial holders of such Minority Shares;

        (h)   Purchaser shall have received (i) the written consent of the lenders under the Purchaser's senior credit agreement, dated as of November 30, 2004, to allow for the consummation of the transactions contemplated by this Agreement, (ii) the requisite written consent of the holders of the senior secured notes issued pursuant to the Purchaser's existing indenture, dated as of November 30, 2004, as amended to date, to allow for the consummation of the transactions contemplated by this Agreement, and (iii) the funds contemplated by the Financing;

        (i)    the Company or the Subsidiaries shall have obtained (or made the requisite filings for) the issuance, reissuance or transfer of all Environmental Permits required under Environmental Laws for Purchaser to conduct the operations of the Business as of the Closing Date, and the Company or the Subsidiaries shall have satisfied all property transfer requirements arising under Environmental Laws;

        (j)    Sellers shall have delivered to Purchaser certificates of good standing as of a recent date with respect to Sellers, the Company and the Subsidiaries for each jurisdiction in which Sellers, the Company and the Subsidiaries are qualified to do business either as a domestic or foreign corporation, together with the certificate of incorporation (including any certificate of incorporation on change of name) of the Company and each of the Subsidiaries except for the Subsidiaries incorporated in South Africa, Sweden and India;

        (k)   Purchaser shall have received a certificate complying with U.S. Treasury Regulations Section 1.897-2(g)(1)(ii) that states that neither the Company nor the Subsidiaries is a "United States real property holding corporation";

        (l)    the Sellers shall have delivered the Updated Disclosure Schedule in a form acceptable to the Purchaser (such acceptance not to be unreasonably withheld);

        (m)  the Sellers shall have delivered to the Purchaser evidence (in a form reasonably acceptable to the Purchaser) of completion of the transactions contemplated under the terms of the Metlife Agreement and the Beagle Agreement such that the Company is the legal and beneficial owner of the entire issued share capital of The Hay Hall Group Limited;

        (n)   Sellers shall have delivered, or caused to be delivered, to the Purchaser (i) a certificate of determination from the Pensions Regulator that a withdrawal arrangement has been approved in accordance with the Occupational Pension Schemes (Employer Debt) Regulations 2005 and that clearance has been granted in respect of the Hay Hall Group Pension Scheme, and (ii) a certified copy in relation to the Hay Hall Group Pension Scheme of the deed of substitution of principal employer to change the principal employer of the Hay Hall Group Pension Scheme from the Hay Hall Group Limited to Matrix Engineered Systems Limited (f/k/a Matrix International Limited); and

        (o)   that the period of 28 calendar days from the date on which the Pensions Regulator provided the certificate referred to in Section 8.1(n)(ii) shall have expired, and that during this period no representations shall have been made to the Pensions Regulator in relation to either the clearance or the withdrawal arrangement referred to in Section 8.1(n)(ii).

        8.2    Conditions Precedent to Obligations of Sellers.    The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions precedent (any or all of which may be waived by Sellers in whole or in part to the extent permitted by applicable Law):

        (a)   the representations and warranties of Purchaser set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

        (b)   Purchaser shall have performed and complied in all respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

        (c)   there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

        (d)   that the period of 28 calendar days from the date on which the Pensions Regulator provided the certificate referred to in Section 8.1(n)(ii) shall have expired, and that during this period no representations shall have been made to the Pensions Regulator in relation to either the clearance or the withdrawal arrangement referred to in Section 8.1(n)(ii).

ARTICLE IX

INDEMNIFICATION

        9.1    Survival of Representations and Warranties.    The representations and warranties of the parties contained in this Agreement, any certificate delivered pursuant hereto or any Seller Document or Purchaser Document and the indemnities contained in sections 9.2(a)(i), 9.2(b)(vi) and 9.6(a) shall (subject to the provisions contained in Section 9.6(c)(iv)) survive the Closing through and including the date which is 18 months after the Closing Date; provided, however, that, notwithstanding the foregoing, (i) the representations and warranties of the Sellers as set forth in Sections 5.1 (Authorization of Agreement), 5.2 (Ownership and Transfer of the Shares), 5.3 (Capitalization of the Company) and 5.4 (The

Company and the Subsidiaries) shall survive the Closing indefinitely (in each case, the "Survival Period"); provided, however, that any obligations to indemnify and hold harmless shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given written notice (stating in reasonable detail the nature of the claim, the matter giving rise to it, and so far as is practicable, the amount claimed) to the indemnifying party (and in the case of the Sellers, the Sellers' Representative) in accordance with Section 9.3(a) before the termination of the applicable Survival Period.

        9.2    Indemnification.

        (a)   Sellers hereby agree, jointly and severally, to indemnify and hold Purchaser, the Company, the Subsidiaries and their respective Affiliates (collectively, the "Purchaser Indemnified Parties") harmless from and against, and pay to the Purchaser the amount of any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages (including incidental and consequential damages), interest, fines, penalties, claims, suits, actions, causes of action, assessments, costs and expenses (including costs of investigation and defense and attorneys' and other professionals' fees), or any diminution in value, whether or not involving a third party claim (individually, a "Loss" and, collectively, "Losses"):

  (i)
  subject to Sections 9.1 and 9.4, based upon, attributable to or resulting from the failure of any of the representations or warranties made by Sellers in this Agreement (other than the representations or warranties made by the Seller contained in Sections 5.13(iv) and (v) and 5.14, which shall be governed exclusively by Section 9.6), any certificate delivered pursuant hereto or in any Seller Document to be true and accurate in all respects at and as of the date hereof and at and as of the Closing Date; and

  (ii)
  based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Sellers under this Agreement (except for any covenant or agreement relating to Taxes, which shall be subject to the exclusivity provisions of Section 9.6(f), any certificate delivered pursuant hereto or any Seller Document.

        (b)   The Sellers hereby agree jointly and severally to indemnify and hold Purchaser, the Company, the Subsidiaries and their respective Affiliates harmless from and against and pay to the Purchaser the amount of any and all Losses (other than Losses which are, pursuant to Section 9.2(a), stated to be governed exclusively by Section 9.6), whether or not involving a third party claim:

  (i)
  based upon, attributable to or resulting from the change of principal employer or any failure to effectively change the principal employer of the Hay Hall Group Pension Scheme from Hay Hall Group Limited to Matrix Engineered Systems Limited (f/k/a Matrix International Limited);

  (ii)
  based upon, attributable to or resulting from the withdrawal agreement in connection with the Hay Hall Group Pension Scheme or any failure of such agreement to be enforceable;

  (iii)
  based upon, attributable to or resulting from any liability, requirement or obligation to make any payment or contribution to or in respect of the Hay Hall Group Pension Scheme after Closing including without limitation any liability requirement or obligation arising as a consequence of or in connection with the cessation of participation of the Company and the Subsidiaries in the Hay Hall Group Pension Scheme whether such claim arises under the governing documentation or under statute;

  (iv)
  arising out of or in connection with a contribution notice or financial support direction being issued by the UK Pensions Regulator in accordance with the Regulator's powers under sections 38 to 51 of the Pensions Act 2004 in connection with (a) Hay Hall Group Pension Scheme; (b) any other retirement benefit scheme in which the Company or the Subsidiaries participated prior to Closing; or (c) any other retirement benefit scheme sponsored by the Sellers;

  (v)
  arising out of or in connection with the closure of the Hay Hall Group Pension Scheme to future accrual and/or future contributions on or prior to Closing;

  (vi)
  arising out of or in connection with or relating to any pre-Closing Liability that is not reflected in the Closing Balance Sheet;

  (vii)
  arising out of or in connection with or relating to the Engineered Systems Business;

  (viii)
  arising out of or in connection with or relating to the Pre-Sale Reorganisation (other than the US Hive Across) including without limitation arising out of or in connection with any requirement in the future for the Company or any of the Subsidiaries to pay any amounts in connection with the Hay Hall Leicester Loan;

  (ix)
  resulting from the failure of the representation and warranty made by the Sellers in Section 5.16(f) to be true and correct;

  (x)
  based upon, attributable to or resulting from any Sellers' Transaction Expenses;

  (xi)
  arising out of or in connection with or relating to the purchase of the Minority Shares by the Sellers;

  (xii)
  arising out of or in connection with or relating to the statutory books of the Company and the Subsidiaries including any errors, omissions or inaccuracies in respect thereof; and

  (xiii)
  arising out of or in connection with the US Hive Across.

        (c)   Purchaser hereby agrees to indemnify and hold Sellers and their respective Affiliates (collectively, the "Seller Indemnified Parties") harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of any and all Losses:

  (i)
  subject to Sections 9.1 and 9.4, based upon, attributable to or resulting from the failure of any of the representations or warranties made by Purchaser in this Agreement or in any Purchaser Document to be true and correct in all respects at the date hereof and as of the Closing Date; and

  (ii)
  based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Purchaser under this Agreement or any Purchaser Document.

        (d)   The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

        (e)   Without prejudice to Section 9.2(d) and for the avoidance of doubt, the indemnities contained in Section 9.2(b) and Section 9.6 shall not in any way be qualified by the matters disclosed in the Disclosure Schedules or the Updated Disclosure Schedule and shall not be qualified, nor shall a claim by any Purchaser Indemnified Party against the Sellers under Section 9.2 be prevented or limited by any actual or constructive knowledge on the part of the Purchaser or any of its directors, officers, employees or advisers, whether obtained through the Disclosure Schedule, Updated Disclosure Schedule or otherwise, of a matter which would make any Warranty or the subject matter of any indemnity inaccurate, untrue, incomplete or misleading. In particular, but without limitation, the rights and remedies of any Purchaser Indemnified Party in respect of the indemnities set out in Section 9.2 shall not be affected by an investigation made by or on behalf of the Purchaser in to the affairs of the Company or the Subsidiaries.

        9.3    Indemnification Procedures.

        (a)   A claim for indemnification for any matter not involving a third party claim may be asserted by written notice to the party from whom indemnification is sought which, in the case of the Sellers, shall be addressed to the Sellers' Representative.

        (b)   In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which payment may be sought under Section 9.2 hereof or Section 9.6 (regardless of the limitations set forth in Section 9.4 or Section 9.6) ("Indemnification Claim"), the indemnified party shall promptly cause written notice of the assertion of any Indemnification Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party specifying in reasonable detail the matter or event in question. The failure of the indemnified party to give reasonably prompt notice of any Indemnification Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure. In circumstances where the Sellers are the indemnifying party the Purchaser shall to the extent reasonably practicable, consult with the Sellers' Representative as regards the conduct of any proceedings arising out of such Indemnification Claim (and shall provide to the Sellers' Representative such information as he may reasonably require in respect thereof (subject to any duties of confidentiality or the requirements of any legal, professional or litigation privilege)) and shall consider the Sellers' Representative's view on such conduct (including the Sellers' Representative's views as to such action and conduct of the proceedings as the Sellers' Representative may reasonably request to dispute, assist, appeal, compromise, defend, remedy or mitigate the matter); provided, however, the Purchaser shall not be required, whether as a result of the consultation with the Sellers' Representative or otherwise to take any action which would in its reasonable opinion, interfere with the conduct of the Business of the Group or the business of the Purchaser or would harm the reputation of any member of the Group or the Purchaser or would be prejudicial to the Purchaser's or the Group's business interests. In circumstances where the Purchaser is the indemnifying party it shall have the right, at its sole expense, to be represented by counsel of its choice and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder. If the Purchaser elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, fails to notify the Sellers of its election or contests its obligation to indemnify the Sellers for such Losses under this Agreement, the Sellers may defend against, negotiate, settle or otherwise deal with such Indemnification Claim. If the Sellers defend any such Indemnification Claim, then the Purchaser shall reimburse the Sellers for the expenses of defending such Indemnification Claim upon submission of periodic bills. If the Purchaser shall assume the defense of any such Indemnification Claim, the Sellers may participate, at their own expense, in the defense of such Indemnification Claim; provided, however, that the Sellers shall be entitled to participate in any such defense with separate counsel at the expense of the Purchaser if (i) so requested by the Purchaser to participate or (ii) in the reasonable opinion of counsel to the Sellers, a conflict or potential conflict exists between the Sellers and the Purchaser that would make such separate representation advisable; and provided, further, that the Purchaser shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Indemnification Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim.

        (c)   After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of such remaining sums so due and owing to the indemnified party in accordance with Section 9.5.

        9.4    Limitations on Indemnification for Breaches of Representations and Warranties and pre-Closing Liability not reflected in the Closing Balance Sheet.

        (a)   The Sellers shall not have any indemnification obligations for Losses under Part II of Article V or Section 9.2(a)(i), 9.2(b)(vi), 9.2(b)(xiii), or 9.6(a) hereof for any individual item, or group of items arising out of the same event, where the Loss relating thereto is less than $10,000 (the "Sub-Basket"). In addition, the Sellers shall not have any liability under Part II of Article V, Section 9.2(a)(i), 9.2(b)(vi), 9.2(b)(xiii), or 9.6(a) hereof unless the aggregate amount of Losses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from (i) the failure of any of the representations or warranties to be true and correct or (ii) the pre-Closing Liability that is not reflected on the Closing Balance Sheet exceeds $250,000 (the "Basket") and, in such event, the Sellers shall be required to pay the entire amount of all such Losses; provided that the Basket and Sub-Basket limitation shall not apply to Losses related to the failure to be true and correct of any of the representations and warranties set forth in Sections 5.1, 5.2, 5.3, or 5.4.

        (b)   The Sellers shall not be required to indemnify any Person under Sections 9.2(a)(i), 9.2(b)(vi), 9.2(b)(ix). 9.2(b)(xiii) or 9.6(a) in connection with Losses related to (i) the failure to be true and accurate of any of the representations or warranties of the Sellers in Part II of Article V, or under Section 9.6(a) or (ii) any pre-Closing Liability that is not reflected on the Closing Balance Sheet or for any claim arising under Part II of Article V for an aggregate amount of Losses exceeding $2,500,000 (the "Cap"); provided that the Cap limitation shall not apply to Losses related to the failure to be true and correct of any of the representations or warranties contained in Sections 5.1, 5.2, 5.3, or 5.4.

        (c)   For purposes of determining the failure of representations, warranties to be true and correct, the breach of covenants and agreements, and calculating Losses hereunder, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.

        (d)   Purchaser shall not be entitled to seek indemnification from the Sellers pursuant to this Article IX more than once in respect of the same Loss suffered.

        (e)   If, in respect of any claim, the liability of the Sellers is contingent, then the Sellers shall not be under any obligation to make any payment to the Purchaser until such time as the contingent liability ceases to be contingent and becomes actual; provided, however, a reasonable amount of money may be held in the Escrow Account beyond the initial 18 month term to the extent such contingent liability has not become an actual liability within the first 18 months following the Closing Date.

        (f)    Any amount paid by Purchaser, the Sellers in satisfaction of any claim for Loss shall, to the extent lawful, be treated as an adjustment to the Purchase Price.

        (g)   Nothing in this Agreement shall limit or restrict any party's obligation that would otherwise exist under applicable legal principles to mitigate Losses which such party may incur in consequence of any matter giving rise to a potential claim under this Agreement; provided, further, that Purchaser shall use its commercially reasonable efforts to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto; provided, further, however, that no action to mitigate shall be required to be taken by the Purchaser under this Section 9.4(g) where either (i) any such action would have a material adverse effect on Purchaser, the Company or the Subsidiaries or (ii) any such action would otherwise have a material adverse effect on the ability of the Purchaser, Company or any Subsidiary to conduct their respective businesses in the ordinary course.

        (h)   The limitations set out and referred to in Sections 9.4(a) and 9.4(b) do not apply to a breach of any representation or warranty resulting from fraud, deliberate non-disclosure or willful concealment. For the avoidance of doubt, the limitations set out and referred to in Sections 9.4(a) and (b) apply to the indemnities contained in Sections 9.2(a)(i), 9.2(b)(vi), 9.2(b)(ix)  and 9.2(b)(xiii) but do not apply to the indemnities contained in Sections 9.2(a)(ii), 9.2(b)(i), 9.2(b)(ii), 9.2(b)(iii), 9.2(b)(iv), 9.2(h)(v), 9.2(b)(vii), 9.2(b)(viii), 9.2(b)(x), 9.2(b)(xi), and 9.2(b)(xii).

        9.5    Indemnity Escrow.    On the Closing Date, Purchaser shall, on behalf of Sellers, pay to the Escrow Agent in cash payable by wire transfer of immediately available funds, to the Indemnity Escrow Account, an amount equal to $2,500,000 (the "Indemnity Escrow Amount"), in accordance with the terms of this Agreement and the Escrow Agreement. Any payment Sellers are obligated to make to the Purchaser pursuant to this Article IX shall be paid first, to the extent there are sufficient funds in the Indemnity Escrow Account, by release of funds to the Purchaser from the Indemnity Escrow Account by the Escrow Agent in accordance with the terms of the Escrow Agreement and shall accordingly reduce the Indemnity Escrow Amount and, second, to the extent the Indemnity Escrow Amount is insufficient to pay any remaining sums due, then Sellers shall be required to pay all of such additional sums due and owing to the Purchaser by wire transfer of immediately available funds within five (5) Business Days after the date of such notice.

        9.6    Tax Matters

        (a)   Tax Indemnification. Sellers hereby agree, jointly and severally, to be liable for and to indemnify and hold the Purchaser Indemnified Parties harmless from and against any and all Losses in respect of (i) all Taxes of the Company and the Subsidiaries (or any predecessor thereof) (to be satisfied by way of payment to the Purchaser only) (A) for any taxable period ending on or before the Closing Date, and (B) for the portion of any Straddle Period ending at the close of business on the Closing Date (determined as provided in Section 9.6(c)); (ii) any and all Taxes arising in relation to any taxable period ending after the Closing Date and for which the Company or any of the Subsidiaries is liable and would not have been liable but for having at any time on or before the Closing Date been a member of a group for Tax purposes with any company other than the Company or any Subsidiary, including, without limitation, pursuant to Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under United States federal, state, local or foreign (whether in the United Kingdom or elsewhere) Law); (iii) the failure of any of the representations and warranties contained in Sections 5.13(iv) and (v) and 5.14 to be true and correct in all respects (determined without regard to any qualification related to materiality contained therein) or the failure to perform any covenant contained in this Agreement with respect to Taxes; and (iv) any Taxes arising from or in respect of the transactions described in the BDO Step Paper; provided, that the Sellers shall have no liability to the Purchaser under this Section 9.6 with respect to (w) Taxes which are taken into account in the calculation of Indebtedness (x) Taxes which are solely attributable to voluntary acts of the Purchaser or the Company and any of the Subsidiaries that are not required by Law where such acts occur after Closing and outside the Ordinary Course of Business, (y) Taxes attributable to a change in legislation or published practice of any Taxing Authority occurring in either case after Closing, and (z) any Transfer Taxes payable in connection the transactions contemplated by this Agreement.

        (b)   Refunds and credits. For a period of 36 months following the Closing Date, Purchaser shall promptly pay to the Seller any refund or credit received from a Taxing Authority (including any interest paid or credited with respect thereto and net of any reasonable cost incurred in obtaining it and any Taxes payable with respect thereto) by the Purchaser, the Company, or the Subsidiaries of Taxes (i) relating to the Company, the Subsidiaries or the Sellers for taxable periods or portions thereof ending on or before the Closing Date or (ii) in respect of which the Seller has made a payment under Section 9.6(a) hereof; provided, in either case that such amount was not included in the Closing Balance Sheet as an asset and does not arise from the use of a relief attributable to an event occurring or period commencing after the Closing Date. If the Seller so requests and at the Seller's expense, and provided that any such filing would not have any material adverse effect on the Tax position of the Company or the Subsidiaries, the Purchaser shall file for and in good faith attempt to obtain and shall cause either the Company or the Subsidiaries, to file for and in good faith attempt to obtain, any refund to which the Seller may be entitled under this Section 9.6(b).

        (c)   Filing of Tax Returns; Payment of Taxes.

        (i)    Sellers shall, and shall cause the Company and the Subsidiaries to, prepare and timely file all Tax Returns required to be filed by them in respect of periods ending on or prior to the Closing Date and shall pay or cause to be paid all Taxes shown due thereon. All such Tax Returns shall be prepared in a manner consistent with prior practice except where to so prepare would render the Tax Returns incomplete, misleading or materially incorrect. Sellers shall, and shall cause the Company and the Subsidiaries to, provide Purchaser with copies of such completed Tax Returns and any other amended Tax Returns at least twenty (20) days prior to the filing thereof, along with supporting workpapers, for Purchaser's review and approval (such approval not to be unreasonably withheld or delayed). Sellers and Purchaser shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. In the event that Sellers and the Purchaser are unable to resolve any dispute with respect to such Tax Return at least ten (10) days prior to the due date for filing, such dispute shall be resolved pursuant to Section 9.6(f), which resolution shall be binding on the parties.

        (ii)   Straddle Period Tax Return. In respect of the Tax Returns relating to the taxable period which includes the Closing Date (but does not begin or end on that date) (a "Straddle Period") the Purchaser shall cause the Company and the Subsidiaries to prepare the Tax Returns in a manner consistent with prior practice except where to so prepare would render the Tax Returns incomplete, misleading or materially incorrect. Purchaser shall, and shall cause the Company and the Subsidiaries to, provide the Sellers with copies of such draft Tax Returns at least twenty (20) days prior to the filing thereof, along with supporting workpapers, for Purchaser's review and shall undertake to consider and incorporate all reasonable comments made by the Sellers.

        (iii)  Following the Closing, Purchaser shall cause to be timely filed all Tax Returns required to be filed by the Company and the Subsidiaries after the Closing Date and, subject to the rights to payment from Sellers under Section 9.6(c)(iv), pay or cause to be paid all Taxes shown due thereon.

        (iv)  Not later than ten (10) days prior to the due date for the payment of Taxes on any Tax Returns which Purchaser has the responsibility to cause to be filed pursuant to Section 9.6(c)(iii), Sellers shall pay to Purchaser the amount of Taxes that the Sellers and the Purchaser agree is owed by Sellers pursuant to the provisions of Section 9.6(a). No payment pursuant to this Section 9.6(c)(iv) shall excuse Sellers from their indemnification obligations pursuant to Section 9.6(a) if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns exceeds the amount of Sellers' payment under this Section 9.6(c)(iv). In particular, to the extent that the amount of Taxes so ultimately determined exceeds the amount of the Sellers' payment under this Section 9.6(c)(iv) as a result of the disallowance in whole or in part of the Employee Bonuses as a deduction against United Kingdom Taxes, the 18 month time limit contained within Section 9.1 shall not apply to any claim made by the Purchaser under section 9.6(a) but shall be replaced by a time limit of the sixth anniversary of the end of the Straddle Period which shall then apply instead to any such claim.

        (d)   Straddle Period Tax Allocation. In any case in which a Tax is assessed with respect to the Straddle Period, the Taxes, if any, attributable to a Straddle Period shall be allocated (i) to Sellers for the period up to and including the close of business on the Closing Date, and (ii) to Purchaser for the period subsequent to the Closing Date. Any allocation of income or deductions required to determine any Taxes attributable to a Straddle Period shall be made by means of a closing of the books and records of the Company and the Subsidiaries as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

        (e)   Time Limits. Any claim for indemnity under this Section 9.6 may be made at any time prior to the date which is 18 months after the Closing Date.

        (f)    Exclusivity. The indemnification provided for in Section 9.5 and this Section 9.6 shall be the sole remedy for any claim in respect of Taxes (other than any claim in respect of Taxes arising out of or in connection with or relating to the Pre-Sale Reorganisation or resulting from the failure of the representation and warranty made by the Sellers in Section 5.16(f) to be true and correct (see Section 9.2(b)(viii)), including any claim arising out of or relating to a breach of Section 5.12. In the event of a conflict between the provisions of this Section 9.6, on the one hand, and the provisions of Sections 9.1 through 9.4, on the other, the provisions of this Section 9.6 shall control.

        9.7    Tax Treatment of Indemnity Payments.

        (a)   Sellers and Purchaser agree, so far as possible, to treat any payment made pursuant to this Article IX as an adjustment to the Purchase Price for all tax purposes. If, notwithstanding the treatment required by the preceding sentence, any payment under Article IX (including this Section 9.7) is determined to be taxable to the party receiving such payment by any Taxing Authority, or any such payment is subject to any withholding obligations pursuant to any provision of Law, the paying party shall pay to the party receiving such payment any Expenses incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes) plus an additional amount such that the net after-Tax amount received by the party receiving such payment shall be equal to the amount that such party would have received had such payments not been taxable to the party receiving such payments or subject to withholding.

        (b)   Section 9.7(a) shall not apply to the extent that the party receiving a payment made pursuant to Article IX is not an original party to this Agreement.

ARTICLE X

MISCELLANEOUS

        10.1    Expenses.    Except as otherwise provided in this Agreement, Sellers and Purchaser shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall the Company bear any of such costs and expenses.

        10.2    Specific Performance.    Each Seller acknowledges and agrees that the breach of this Agreement would cause irreparable damage to Purchaser and that Purchaser will not have an adequate remedy at law. Therefore, the obligations of Sellers under this Agreement, including Sellers' obligation to sell the Shares to Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

        10.3    Submission to Jurisdiction; Consent to Service of Process.

        (a)   The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of England over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

        (b)   Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 10.6.

        10.4    Entire Agreement; Amendments and Waivers.    This Agreement (including the schedules and exhibits hereto), the Seller Documents and the Purchaser Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

        10.5    Governing Law.    This Agreement shall be governed by and construed in accordance with English law.

        10.6    Notices.    All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

    If to Sellers, to:

    Philip Baldrey
    34 St Bernard Road
    Solihull
    B92 7BB

    Roger Burdett
    2 Pennyfields Boulevard
    Long Eaton
    NG10 3QJ

    With a copy to:

    Berwin Leighton Paisner
    Adelaide House
    London Bridge
    London, EC4R 9HA
    Facsimile:
    Attn: Daljit Singh, Esq.

    If to Purchaser, to:

    Altra Industrial Motion
    14 Hayward St.
    Quincy, MA 02171
    Facsimile: (617) 479-6238
    Attn: Michael L. Hurt

    With a copy to:

    Weil, Gotshal & Manges LLP
    201 Redwood Shores Parkway
    Redwood Shores, CA 94065
    Facsimile: (650) 802-3100
    Attention: Craig W. Adas, Esq.

    and

    Weil, Gotshal & Manges LLP
    One South Place
    London, EC2M2WG
    Facsimile: 011 44 20 7903 0990
    Attention: William Rosen, Esq.

        10.7    Severability.    If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

        10.8    Binding Effect; Assignment.    This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Sellers or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may assign this Agreement and any or all rights or obligations hereunder (including Purchaser's rights to purchase the Shares and Purchaser's rights to seek indemnification hereunder) to any Affiliate of Purchaser; provided, further that notwithstanding any such assignment of this Agreement, Purchaser shall remain responsible for its obligations hereunder. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

        10.9    Non-Recourse.    No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Purchaser shall have any liability for any obligations or liabilities of Purchaser under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

        10.10    Rights of Third Parties.    Except as otherwise provide for in this Agreement, a person who is not a party to this Agreement has no rights under the Contract (Rights of Third Parties) Act 1999 or otherwise to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that act.

        10.11    Counterparts.    This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

        10.12    Sellers' Representative.

        (a)   Each Seller hereby irrevocably appoints Philip Baldrey (the "Sellers' Representative") as the Sellers' representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of such Seller with respect to the transfer of such Seller's Shares to Purchaser in accordance with the terms and provisions of this Agreement and to act on behalf of such Seller in any amendment of or litigation or arbitration involving this Agreement or the Escrow Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as such Sellers' Representative shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement or the Escrow Agreement, including the power:

        (i)    to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Sellers to consummate the transactions contemplated by this Agreement;

        (ii)   to negotiate, execute and deliver all ancillary agreements, statements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement or the Escrow Agreement (it being understood that such Seller shall execute and deliver any such documents which the Sellers' Representative agrees to execute);

        (iii)  to terminate this Agreement if the Sellers are entitled to do so;

        (iv)  to give and receive all notices and communications to be given or received under this Agreement or the Escrow Agreement and to receive service of process in connection with any claims under this Agreement or the Escrow Agreement, including service of process in connection with arbitration; and

        (v)   to take all actions which under this Agreement or the Escrow Agreement may be taken by the Sellers and to do or refrain from doing any further act or deed on behalf of the Seller which the Sellers' Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement or the Escrow Agreement as fully and completely as such Seller could do if personally present.

        (b)   If Philip Baldrey becomes unable to serve as Sellers' Representative, Roger Burdett shall succeed him as the Sellers' Representative.

**REMAINDER OF PAGE INTENTIONALLY LEFT BLANK**

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as a deed on the date as set out on page 1.

Executed as a deed	)
for and on behalf of:	)
Altra Industrial	)
Motion, Inc.	)
/s/ MICHAEL L. HURT Michael L. Hurt Chief Executive Officer
Executed as a deed by	)
Roger Burdett	)
in the presence of:	)	/s/ Philip Baldrey, as attorney for Roger Burdett
Witness Name:		Helen Baldrey
Address:		34 St. Bernards Rd., Sollhull B92 7B8
Occupation:		Housewife
Executed as a deed by	)
Philip Baldrey	)
in the presence of:	)	/s/ PHILIP BALDREY
Witness Name:		Helen Baldrey
Address:		34 St. Bernards Rd., Sollhull B92 7B8
Occupation:		Housewife

Each schedule or exhibit which is described but not attached is available upon request from the Company.

SCHEDULE 1.1

List of Assets of Engineered Systems Business

See attached

SCHEDULE 1.2

List of individuals for purposes of definition of "Knowledge"

1. Phil Baldrey Hay        Hall Group Limited        Group Finance Director

2. Roger Burdett        Hay Hall Group Limited        Chief Executive

3. Paul Selini        Bibby Transmissions Limited        MD—Bibby

4. Roger Jessop        Bibby Transmissions Limited        Financial Controller

5. Gerry Bowen        Bibby Transmissions Limited        Manufacturing Manager

6. David Lockett        Huco Engineering Industries Ltd.        Joint MD

7. Colin Jacobs        Huco Engineering Industries Ltd.        Joint MD

8. Julian Green        Huco Engineering Industries Ltd.        Manufacturing Manager

9. David Baker        Matrix International Limited        Director/ GM MC Division

10. Iain Mcgrory        Matrix International Limited        Financial Controller

11. Peter Anderson        Matrix International Limited        Sales & Technical Manager

12. Stuart Hunter        Matrix International Limited        Manufacturing Manager

13. Dave Robertson        Matrix International Limited        Production Manager

14. Peter Wood        Twiflex Limited        MD

15. David Sewell        Twiflex Limited        Finance Manager

16. Jon Cooksley        Twiflex Limited        Sales & Marketing Manager

17. Steve Nyquist        Inertia Dynamics Inc        GM

18. Todd Barnes        Inertia Dynamics Inc        Financial Controller

19. Kip Mentzer        Inertia Dynamics Inc        Sales & Marketing Manager

20. Dave Van Buren        Inertia Dynamics Inc        Manufacturing Manager

SCHEDULE 1.3

List of Minority Shares

Shareholder	Number of Ordinary £1 Shares held at the date of this Agreement
D Baker	7,502
S M Wallis	80,893
PPMC Nominees Limited "PSPS" Account	92,911
PPMC Nominees Limited "USV" Account	64,323
PPMC Nominees Limited "RXV" Account	21,441
PPMC Nominees Limited "PAC" Account	178,675
PPMC Nominees Limited "Holborn" Account	18,750

SCHEDULE 1.4

PART I

        List of dormant Subsidiaries of the Company to be transferred to Matrix International Limited as part of the Pre-Sale Reorganisation

1.
Hay Hall Leicester Limited

2.
Hay Hall Tyseley Limited

3.
Stainless Steel Tubes Limited

4.
Hay Hall Trustees Limited

5.
T&A Nash (Penn) Limited

6.
Motion Developments Limited

PART II

Dormant Subsidiaries of the Company

1.
Hay Hall Leicester Limited

2.
Hay Hall Tyseley Limited

3.
Stainless Steel Tubes Limited

4.
Hay Hall Trustees Limited

5.
T&A Nash (Penn) Limited

6.
Torsiflex Limited

7.
Motion Developments Limited

8.
Dynatork Limited

9.
Turboflex Limited

SCHEDULE 3.3(a)(i)

Agreed Principles

see attached

SCHEDULE 3.3(b)

Form of Closing Balance Sheet, Closing Working Capital Statement, Closing Indebtedness
Statement and Closing Cash Statement

See attached

SCHEDULE 6.3(a)

        As set forth in Section 8.1 of the Agreement, Purchaser requires (i) the written consent of the lenders under the Purchaser's senior credit agreement, dated as of November 30, 2004, (ii) the requisite written consent of the holders of the senior secured notes issued pursuant to the Purchaser's existing indenture, dated as of November 30, 2004, as amended to date, to allow for the consummation of the transactions contemplated by this Agreement.

SCHEDULE 7.12

Affiliate Contracts

1.
Shareholders Agreement between Bibby Transmissions Limited and Lovejoy Finance Pvt. Ltd relating to Rathi Turboflex Pty Ltd dated 1 March 2003.

2.
Technical Know-How Agreement between Bibby Transmissions Limited and Lovejoy Finance Pvt. Ltd relating to Rathi Turboflex Pty Ltd dated 1 March 2003.

3.
All distributor arrangements between the Rathi Group of Companies (Affiliates of Rathi Turboflex Pty Ltd) and Scandicom AB and Bibby Turboflex South Africa to sell Rathi products in Sweden and South Africa.

SCHEDULE 8.1(f)

List of Required Consents

        Contracts where consent should be obtained by the Sellers:

1.
Shareholders Agreement between Bibby Transmissions Limited and Lovejoy Finance Pvt. Ltd relating to Rathi Turboflex Pty Ltd dated 1 March 2003

2.
Supply Agreement No 10262 between Siemens Industrial Turbomachinery AB and Bibby Scandinavia (Scandicom AB)

3.
Agreement No. RWT204015 between Hitachi Capital and Matrix International Limited in respect of the Elb Future Perfect Grinding M/C that commenced on 14 July 2004

4.
Agreement No. RWT205026 between Hitachi Capital and Matrix International Limited relating to the Mazak Integrex CNC Lathe that commenced on 29 July 2005

5.
Lease of Unit 11—Anderbolt 07, ERF 76, 77 Anderbolt Ext 19 and ERF 253, 254 Anderbolt Ext 72, situate 253 Craig Road, Middlepark, Anderbolt between Pangbourne Properties Limited and Bibby Turboflex (SA) Pty Ltd.

6.
Lease of space at 100 Franklin Drive, Torrington, Connecticut, between IDI and Nidec America Corporation.

7.
Master lease agreement (number 10-16-03) between Combined Capital 1, LLC and IDI (dated 20 October 2003), together with Notice of Assignment (undated) and Supplementary Schedule (dated 20 October 2003)

8.
Lease of 1241 Jarvis Avenue, Elk Grove Village, Illinois between Current: Butler Products Corporation and Matrix International Limited (USA).

EXHIBIT A

LIST OF SELLERS AND SHARES

PART I

Sellers	Number of Ordinary £1 Shares held at the date of this Agreement
R L Burdett	833,022
P N Baldrey	832,883

PART II

Name of Seller	Number of A Ordinary Shares held at Closing	% Cash received for A Ordinary Shares	Number of B Ordinary Shares held at Closing	% Cash received for B Ordinary Shares	Loan Notes received for B Ordinary Shares	Number of C Ordinary Shares held at Closing	% Cash received for C Ordinary Shares
Philip Baldrey	80,756	3.791%	752,127	35.305%	£1,500,000	232,248	10.9%
Roger Burdett	80,895	3.798%	752,127	35.305%	£1,500,000	232,247	10.9%

Payment adjustment principles:

        1.     If Estimated Closing Working Capital is less than Target Working Capital, the Purchase Price payable at Closing will be decreased by the difference between Estimated Closing Working Capital and Target Working Capital (the "Estimated Working Capital Shortfall").

        The amount of the Estimated Working Capital Shortfall shall be deemed to be deducted from the cash payable for the A, B and C Ordinary Shares on a pro rata basis.

        2.     Following the Post Closing Date purchase price adjustment:

        2.1.1 any payment due from the Sellers to the Purchaser shall, in the first instance, be taken from the Adjustment Escrow Account. To the extent that the Adjustment Escrow Account is not sufficient to satisfy the Seller's liability under Section 3.3, the Seller shall promptly pay the balance due in cash. Such cash payment shall be deemed to be deducted from the cash payable for the A, B and C Ordinary Shares and treated as a reduction in the purchase price accordingly; and

        2.1.2 any payment due from the Purchaser to the Sellers shall be deemed to be an addition to the cash payable for the A, B and C Ordinary Shares on a pro rata basis.

        3.     Any payments to or from the Sellers shall reduce or increase (as appropriate) the amount of cash received by each of them pro rata to their respective holdings of A, B and C Ordinary Shares.

EXHIBIT B

        LIST OF THE DIRECT AND INDIRECT SUBSIDIARIES OF THE COMPANY THAT CONSTITUTE THE GROUP AS OF THE DATE OF THE AGREEMENT AND A STRUCTURE CHART SHOWING THE GROUP STRUCTURE AS AT THE DATE OF THIS AGREEMENT

The Hay Hall Group Limited (company no 03141672)

Matrix International Limited (company no 0356189)

Matrix Engineering Limited (company no 03690656)

Bibby Group Limited (company no 03198843)

Hay Hall Leicester Limited (company no 00336937)

Hay Hall Tyseley Limited (company no 00062731)

The Hay Hall Trustees Limited (company no 03529842)

Stainless Steel Tubes Limited (company no 03193046)

Huco Power Transmission Limited (company no 03323696)

Twiflex Limited (company no 00404531)

MEL Holdings Inc (USA)

Matrix International GmbH (Germany)

Bibby Transmissions Limited (company no 00158829)

Huco Engineering Industries Limited (company no 00836225)

Saftek Limited (company no 04443916)

Inertia Dynamics Inc (USA)

Scandicom AB (Sweden)

Bibby Turboflex SA (South Africa)

Turboflex Limited (company no 00839728)

Rathi Turboflex Pty Ltd (India)

Motion Developments Limited (company no 00664313)

Dynatork Limited (company no 02107032)

Dynatork Air Motors Limited (company no 04504970)

T. & A. Nash (Penn) Limited (company no 00578405)

Torsiflex Limited (company no 00983238)

STRUCTURE CHART AS AT THE DATE OF THIS AGREEMENT

EXHIBIT B-1

        LIST OF THE EXCLUDED SUBSIDIARIES
FOLLOWING THE PRE-SALE REORGANISATION THAT WILL NOT BE A PART
OF THE GROUP AT THE CLOSING

1.
Matrix Engineered Systems Limited (f/k/a Matrix International Limited)

2.
Hay Hall Leicester Limited

3.
Hay Hall Tyseley Limited

4.
Stainless Steel Tubes Limited

5.
Hay Hall Trustees Limited

6.
T&A Nash (Penn) Limited

7.
Motion Developments Limited

8.
MEL Holdings Inc.

9.
Inertia Dynamics Inc.

EXHIBIT C

Agreed Form of Compromise Agreements
see attached

EXHIBIT D

Agreed Form of Escrow Agreement
see attached

EXHIBIT E

Agreed Form of Lease Agreement
see attached

EXHIBIT F

Agreed Form of Loan Note
see attached

EXHIBIT G

Agreed Form of Metlife Agreement
see attached

EXHIBIT H

BDO Step Paper
see attached

EXHIBIT I

Agreed Form of Transitional Services Agreement
see attached

EXHIBIT J

Agreed Form of "Bring-Down" Certificate
see attached

EXHIBIT K

Agreed Form of Beagle Agreement
see attached

EXHIBIT L

Disclosure Schedule
see attached

EXHIBIT M

Form of Loan Note Escrow Agreement

QuickLinks

  Exhibit 2.1